UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LEE ENTERPRISES, INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LEE ENTERPRISES, INCORPORATED
201 N. Harrison Street, Suite 600
Davenport, Iowa 52801-1924

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD FEBRUARY 22, 2017

TO OUR STOCKHOLDERS:

The Annual Meeting of Stockholders (the "Annual Meeting") of Lee Enterprises, Incorporated, a Delaware corporation (the "Company"), will be held on the 4th floor of the Company's offices, 201 N. Harrison Street, Davenport, Iowa, 52801-1924, on February 22, 2017, at 9:00 a.m. CST, for the following purposes:

(1)	To elect three directors for terms of three years and one director for a term of one year;

(2)	To ratify the selection of KPMG LLP as the Company's independent registered public accounting firm;

(3)	To consider and act upon a proposal to amend the Amended and Restated 1996 Stock Plan for Non-Employee Directors;

(4)	To consider and act upon a proposal to amend the Amended and Restated Incentive Compensation Program;

(5)	To approve, by non-binding vote, the Company's compensation of its named executive officers; and

(6)	To recommend, by non-binding vote, the frequency of advisory votes on the Company's compensation of its named executive officers.

We will also transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed December 30, 2016 as the record date for the determination of stockholders entitled to notice of, and to vote at the Annual Meeting.

We are furnishing our proxy materials to you under Securities and Exchange Commission rules that allow public companies to deliver proxy materials to their stockholders using the Internet. On or about January 13, 2017, you were provided with a Notice of Internet Availability of Proxy Materials ("Notice") and provided access to our proxy materials over the Internet.

We encourage you to attend the Annual Meeting. However, it is important that your shares be represented whether or not you plan to attend. Even if you plan to attend the Annual Meeting, please vote, as instructed in the Proxy Statement as promptly as possible to ensure that your vote is recorded. Alternatively, you may follow the procedures outlined in the Notice to request a paper proxy card to submit your vote by mail. If you attend the meeting and your shares are registered in your name, you may withdraw your proxy at that time and vote your shares in person.

C. D. Waterman III, Secretary

Davenport, Iowa
January 13,  2017

LEE ENTERPRISES, INCORPORATED
 2017 ANNUAL MEETING OF STOCKHOLDERS
 PROXY STATEMENT

GENERAL INFORMATION

References to "we", "our", "us" and the like, except under "Executive Compensation", refer to Lee Enterprises, Incorporated (the "Company"). References to "2016", "2015", "2014" and the like refer to the fiscal year ending, or ended, the last Sunday in September.

Why Am I Receiving These Materials?

The Company has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with our solicitation of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on February 22, 2017, at 9:00 a.m. CST. These materials were first sent or made available to stockholders on January 13, 2017. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement (the "Proxy Statement"). The Annual Meeting will be held on the 4th floor of our offices, 201 N. Harrison Street, Davenport, Iowa, 52801-1924.

What Is Included In These Materials?

These materials include:

•	This Proxy Statement for the Annual Meeting; and

•
If you have elected mail delivery, our Annual Report on Form 10-K for the year ended September 25, 2016 (the "Annual Report"), as filed with the Securities and Exchange Commission (the "SEC") on December 9, 2016.

What Matters Will Be Voted On At The Annual Meeting?

We are aware of six matters that stockholders may vote on at the Annual Meeting. The following items are each listed on our proxy card:

•	The election to our Board of Directors ("Board") of four nominees named in the Proxy Statement (Proposal 1);

•	The ratification of our Board's selection of KPMG LLP as our independent registered public accounting firm (Proposal 2);

•	To consider and act upon a proposal to amend the Amended and Restated 1996 Stock Plan for Non-Employee Directors (Proposal 3);

•	To consider and act upon a proposal to amend the Amended and Restated Incentive Compensation Program (Proposal 4);

•	To approve, by non-binding vote, the Company's compensation of its named executive officers (the "Say-On-Pay" vote) (Proposal 5); and

•	To recommend, by non-binding vote, the frequency of advisory votes on the Company's compensation of its named executive officers (the Say-On-Frequency" vote) (Proposal 6).

We will also transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

What Are The Board's Voting Recommendations?

The Board recommends that you vote your shares:

•	"FOR" each of the nominees to the Board (Proposal 1);

•	"FOR" ratification of the selection of KPMG LLP as our independent registered accounting firm (Proposal 2);

•	"FOR" the approval to amend the Amended and Restated 1996 Stock Plan for Non-Employee Directors (Proposal 3);

•"FOR" the approval to amend the Amended and Restated Incentive Compensation Program (Proposal
4);

•	"FOR" the non-binding approval of the Company's compensation of its named executive officers (Proposal 5);

•	"THREE YEARS" for the frequency of the non-binding Say-On-Pay vote (Proposal 6).

Why Did I Receive A One-Page Notice In The Mail Regarding The Internet Availability Of Proxy Materials Instead Of A Full Set Of Proxy Materials?

In accordance with rules adopted by the SEC, we have provided Internet access to this Proxy Statement and our Annual Report. Accordingly, a Notice of Internet Availability of Proxy Materials (the "Notice") has been sent to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request that a printed set of the proxy materials be sent to them by following the instructions in the Notice. If you requested printed versions of these materials by mail, the printed materials also include the proxy card for the Annual Meeting.

The Notice also provides you with instructions to inform us whether to send our future proxy materials to you electronically by email, or in printed form by mail. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email, or in printed form by mail, will remain in effect until you terminate it.

How May I Obtain An Additional Printed Copy Of The Proxy Materials?

To receive free of charge a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, stockholders may write or call our offices at the following:

Lee Enterprises, Incorporated
Attn: Investor Relations
201 N. Harrison Street, Suite 600
Davenport, IA 52801-1924
(563) 383-2100

Stockholders who hold shares in "street name" (as described below) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information.

How Can I Obtain Electronic Access To The Proxy Materials?

The Notice will provide you with instructions regarding how to use the Internet to:

•	View our proxy materials for the Annual Meeting; and

•	Instruct us to send future proxy materials to you by email.

Our proxy materials are also available at www.ezodproxy.com/leeenterprises/2017. This website address is included for reference only. The information contained on our website is not incorporated by reference into this Proxy Statement.

Who May Vote At The Annual Meeting?

Each share of our Common Stock has one vote on each proposal. Only stockholders of record at the close of business on December 30, 2016 (the "Record Date") will be entitled to vote at the Annual Meeting or any adjournment thereof. As of November 30, 2016, there were 55,862,832 shares of Common Stock outstanding.

How Can I Convert Former Class B Common Stock Into Common Stock?

In 2011, all shares of Class B Common Stock were converted into an equal number of shares of Common Stock, in accordance with sunset provisions for Class B Common Stock established in 1986. If you still hold shares of Class B Common Stock, contact our transfer agent, Wells Fargo Shareowner Services ("Wells Fargo") at 1-800-468-9716 to have the shares converted to Common Stock.

What Is The Difference Between A Stockholder Of Record And A Beneficial Owner Of Shares Held In Street Name?

Stockholder of Record. If your shares are registered directly in your name with Wells Fargo, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the "beneficial owner" of shares held in "street name," and a Notice was forwarded to you by that organization. As a beneficial owner, you have the right to instruct your broker, bank, trustee, or nominee how to vote your shares.

If I Am A Stockholder Of Record Of Company Shares, How Do I Vote?

If you are a stockholder of record of Company shares, there are four ways to vote:

•
In Person. You may vote in person at the Annual Meeting by requesting a ballot when you arrive. You must bring valid picture identification such as a driver’s license or passport and may be requested to provide proof of stock ownership as of the Record Date;

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice (at www.proxypush.com/lee);

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card (1-866-883-3382); or

•	By Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it.

If I Am A Beneficial Owner Of Company Shares Held In Street Name, How Do I Vote?

If you are a beneficial owner of shares held in street name, there are two ways to vote:

•
Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in your Notice. The availability of Internet voting may depend on the voting process of the organization that holds your shares; or

•
By Mail. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by filling out the voting instruction form and returning it in the envelope provided.

Beneficial owners of shares held in street name cannot vote in person at the Annual Meeting.

What Is The Quorum Requirement For The Annual Meeting?

A majority of the shares entitled to vote at the Annual Meeting must be present at the Annual Meeting in person or by proxy for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum if you:

•	Are entitled to vote and you are present in person at the Annual Meeting; or

•	Have properly voted by proxy on the Internet, by telephone or by submitting a proxy card or voting instruction form by mail.

If a quorum is not present, we may propose to adjourn the Annual Meeting to solicit additional proxies.

How Are Proxies Voted?

All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted by the designated proxy holders and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder's instructions.

What Happens If I Do Not Give Specific Voting Instructions?

Stockholders of Record. If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the persons named as proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters, as determined by applicable SEC rules. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which Ballot Measures Are Considered “Routine” Or “Non-Routine”?

Proposal 1, Proposal 3, Proposal 4, Proposal 5 and Proposal 6 are considered a non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, which may result in broker non-votes in connection with these proposals.

Proposal 2 is considered a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2.

What Is The Voting Requirement To Approve Each Of The Proposals?

With respect to the election of directors (Proposal 1), the affirmative vote of the holders of a PLURALITY of the shares of our Common Stock, represented in person or by proxy at the Annual Meeting, is required to elect directors. Proxies will be voted for the election of the nominees unless the stockholder giving the proxy withholds such authority. If, as a result of circumstances not now known, any of the nominees shall be unable to serve as a director, proxies will be voted for the election of such other person as the Board may select. Information about the nominees and directors continuing in office, including business experience for at least the last five years, is set forth in Proposal 1 below. Also included is a description of the specific experience, qualifications, attributes and skills of each nominee and director continuing in office that led the Board to conclude that each is well qualified to serve as a member of our Board.

The affirmative vote of a MAJORITY of the shares of our Common Stock, represented in person or by proxy at the Annual Meeting, is required to ratify the selection of KPMG (Proposal 2). If the stockholders do not ratify the appointment, the Audit Committee will consider any information submitted by the stockholders in determining whether to retain KPMG as our independent registered public accounting firm for 2016. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its stockholders.

The affirmative vote of a MAJORITY of the shares of our Common Stock, represented in person or by proxy at the Annual Meeting, is required for the approval of the proposed amendments to the Amended and Restated 1996 Stock Plan for Non-Employee Directors (Proposal 3). If approved by our stockholders, the Amended and Restated 1996 Stock Plan for Non-Employee Directors becomes effective upon its approval by our stockholders.

The affirmative vote of a MAJORITY of the shares of our Common Stock, represented in person or by proxy at the Annual Meeting, is required for the approval of the amendments to the Amended and Restated Incentive Compensation Program (Proposal 4). If approved by our stockholders, the amendments to the Amended and Restated Incentive Compensation Program become effective as of December 7, 2016.

The affirmative vote of a MAJORITY of the shares of our Common Stock, represented in person or by proxy at the Annual Meeting, is required for the approval of the Say-On-Pay vote (Proposal 5).

The affirmative vote of a MAJORITY of the shares of our Common Stock, represented in person or by proxy at the Annual Meeting, is required for the approval of the Say-On-Frequency vote (Proposal 6).

Proposal 5 and Proposal 6 are advisory votes and will not be binding on the Executive Compensation Committee ("ECC") or the Board of Directors. However, they will carefully consider the outcome of the vote and take into consideration any concerns raised by stockholders when determining future compensation arrangements and the frequency of stockholder advisory votes concerning the same.

How Are Broker Non-Votes And Abstentions Treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with each proposal. With respect to the election of directors (Proposal 1), under plurality voting, broker non-votes and abstentions would have no effect on determining the nominees elected. However, under majority voting (Proposals 2 through 6), abstentions have the same effect as a vote AGAINST such matter. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present and entitled to vote, but will have no effect on the vote with respect to that matter.

In order to minimize the number of broker non-votes, we encourage you to vote or to provide voting instructions with respect to each proposal to the organization that holds your shares by carefully following the instructions provided in the Notice or voting instruction form.

May I Change My Vote After I Have Voted?

You may revoke the proxy before the Annual Meeting, whether delivered by Internet, telephone or through the mail, by using, respectively, the Internet voting procedures, the telephone voting procedures or by mailing a signed instrument revoking the proxy to: C. D. Waterman III, Secretary, Lee Enterprises, Incorporated, at the address shown on the cover of this Proxy Statement. To be effective, a mailed revocation must be received by the Secretary on or before February 21, 2017. A stockholder of record may also attend the Annual Meeting in person, withdraw the proxy and vote in person.

Is My Vote Confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; and

•	To facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to our management and the Board.

Where Can I Find The Voting Results Of The Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by the inspector of election after the taking of the vote at the Annual Meeting. We will publish the final voting results in a Current Report on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting.

Who Is Paying The Costs Of Proxy Solicitation?

The Company is paying the costs of the solicitation of proxies. We have retained Morrow Sodali, LLC to aid in the solicitation of proxies, for which we will pay an amount that we estimate will not exceed $7,000, plus expenses.

The Company must also pay brokerage firms, banks, broker-dealers or other similar organizations representing beneficial owners of shares held in street name certain fees associated with:

•	Forwarding the Notice to beneficial owners;

•	Forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

•	Obtaining beneficial owners’ voting instructions.

In addition to solicitation by mail, some of our officers and regular employees may, without extra remuneration, solicit proxies personally or by telephone, electronic transmission or facsimile.

How Can I Attend The Annual Meeting?

Only stockholders as of the Record Date are entitled to attend the Annual Meeting. The Annual Meeting will be held on the 4th floor of our offices, 201 N. Harrison Street, Davenport, Iowa, 52801-1924 on February 22, 2017, at 9:00 a.m. CST.

What Is The Deadline To Propose Actions For Consideration, Or To Nominate Individuals To Serve As Directors, At The 2017 Annual Meeting Of Stockholders?

Proposals of stockholders in accordance with SEC rules to be presented at the 2018 annual meeting must be received by us, at the address shown on the cover of this Proxy Statement, sent by registered, certified or express mail, to be considered for inclusion in our proxy statement and form of proxy relating to that meeting by September 10, 2017.

Stockholders who want to bring business before the 2018 annual meeting, other than through a stockholder proposal in accordance with SEC rules, must notify the Secretary of the Company in writing and provide the information required by the provision of our Amended and Restated By-Laws ("By-Laws") dealing with stockholder proposals. The notice must be delivered to, or mailed and received at the address of the Company shown on the cover of this Proxy Statement, by September 10, 2017. The requirements for such notice are set forth in our By-Laws, which were filed with the SEC as Exhibit 3.1 to our Current Report on Form 8-K on May 7, 2013. That document is located on our website www.lee.net. Click on “Financial” and “Lee SEC filings”.

PROPOSAL 1 - ELECTION OF DIRECTORS

One director is to be elected to hold office for a one-year term expiring at the annual meeting in 2018 and three directors are to be elected for three-year terms expiring at the annual meeting in 2020. Each of the individuals named below is a nominee of the Nominating and Corporate Governance Committee of the Board and has been nominated by the full Board for election as a director at the Annual Meeting. Each nominee is independent, as defined in the Listing Standards of the New York Stock Exchange ("NYSE"). The current terms of Ms. Donovan and Messrs. Cole and Elmore expire on February 22, 2018, and Mr. Magid's current term would expire in 2018.

Nominee for Election as Director with Term Expiring in 2018

Richard R. Cole, 74, Director since 2006

Dr. Cole is the John Thomas Kerr Jr. Distinguished Professor-Emeritus at the School of Journalism and Mass Communication, University of North Carolina at Chapel Hill. From 1979 to 2005, Dr. Cole served as dean of the school and brings to the Board over 40 years’ experience in the profession of journalism and journalism-mass communications education.

Dr. Cole is Chairman of the Nominating and Corporate Governance Committee.

Nominees for Election as Directors with Terms Expiring in 2020

Nancy S. Donovan, 65, Director since 2003

Ms. Donovan is a founding partner of Circle Financial Group, LLC, New York, NY, a wealth advisory and private equity firm, and the founding partner of Oakmont Partners, LLC, Lake Forest, IL, a private equity firm. From 1989 to 2001, Ms. Donovan was President and Chief Operating Officer of Morgan Stanley Credit Corporation, Riverwoods, IL. Prior to 1989, Ms Donovan was instrumental in the development of the Discover Card, and led all marketing and merchant sales. Ms. Donovan provides the Board with experience in corporate finance, capital markets, risk analysis and strategic investment.

Ms. Donovan is a member of the Audit Committee.

Leonard J. Elmore, 64, Director since 2008

Mr. Elmore is an attorney and is also a basketball analyst for ESPN and CBS Sports. Mr. Elmore served as a board member of iHoops, the official youth basketball initiative of the NCAA and the NBA, from its inception in April 2009, and from May 2010 as its Chief Executive Officer, until October 2011. Prior to joining iHoops, Mr. Elmore was a partner or senior counsel with several large New York City law firms from 2004 to 2008. Mr. Elmore served as a trustee of the University of Maryland, and is a commissioner on the John S. and James L. Knight Foundation's Knight Commission on Intercollegiate Athletics. Mr. Elmore also serves as a member of the board of directors and chairman of the nominating and corporate governance committee of 1-800-FLOWERS.COM, Inc. Mr. Elmore brings to the Board his skills and experience in diverse roles as a lawyer, broadcaster and executive and in public sector board service.

Mr. Elmore is a member of the Audit Committee.

Brent Magid, 51, Director since 2010

Mr. Magid is President and Chief Executive Officer of Frank N. Magid Associates, Inc., a research-based strategy consulting company with expertise in a wide range of media. From 2007 to 2009, Mr. Magid served as a director of Quattro Wireless, a mobile advertising company. Mr. Magid provides the Board with experience and insight into key marketing and advertising trends and related media industry strategies. Also, Mr. Magid provides his financial experience, including strong oversight of financial and disclosure responsibilities, procedures and controls, which qualify him to serve as Chairman of the Company’s Audit Committee and as its designated financial expert.

Mr. Magid is Chairman of the Audit Committee and a member the Executive Compensation Committee.

INCUMBENT DIRECTORS WITH TERMS EXPIRING IN 2018

William E. Mayer, 76, Director since 1998

Mr. Mayer is a founding partner of Park Avenue Equity Partners, L.P., New York, NY, a private equity firm. He is also a director of BlackRock Capital Investment Corporation and Premier Inc., a public company in healthcare improvement with an alliance of hospitals and other providers, and a member of the Board of Trustees of the Columbia Group of Mutual Funds. Since 1976, Mr. Mayer has served on the boards of directors of 17 public companies, and as chairman of the boards of trustees of the University of Maryland, College Park, and The Aspen Institute. Mr. Mayer also served as a professor and dean of the College of Business and Management at the University of Maryland from 1992 to 1996. Mr. Mayer provides the Board with business leadership experience, an understanding of the strategic, operational and financial issues confronting public companies, and experience with respect to corporate governance matters.

Mr. Mayer is a member of the Executive Committee, the Executive Compensation Committee and the Nominating and Corporate Governance Committee.

Gregory P. Schermer, 62, Director since 1999

Mr. Schermer served as Vice President-Strategy of the Company from March 2012 until his retirement in September 2016. From 1989 to July 2006, Mr. Schermer served as Corporate Counsel of the Company, and from July 2006 until October 2012, he served as Vice President-Interactive Media of the Company. Mr. Schermer led the development of the Company’s digital media strategies and platforms and represented the Company in several industry digital media initiatives, including The Local Media Consortium (the “Consortium”), a group of 62 companies that represent more than 1,600 local newspapers and hundreds of local broadcast outlets in the United States helping local advertisers to reach digital audiences. Mr. Schermer served as a member of the Consortium's executive committee. Mr. Schermer provides the Board with insight and operational perspective on the Company's digital media strategies.

INCUMBENT DIRECTORS WITH TERMS EXPIRING IN 2019

Mary E. Junck, 69, Director since 1999

Ms. Junck was elected Executive Chairman of the Company in February 2016. Ms. Junck was elected President of the Company in 2000, Chief Executive Officer in 2001 and Chairman in January 2002. She is also a director of TNI Partners, which is owned 50% by the Company. Ms. Junck is a director and chairman of the board of directors of The Associated Press, the world’s largest news gathering organization. In October 2016, Ms. Junck became a director of Postmedia Network Canada Corp., a public company based in Toronto, Canada, that owns newspapers. Ms. Junck leads the Company’s senior executive team and provides the Board with in-depth knowledge of the Company and the publishing industry, in which she has worked in executive and senior management positions for more than 30 years. Ms. Junck provides a valuable and unique perspective in Board deliberations about the Company's business, competitive landscape, strategic relationships and opportunities, senior leadership and operational and financial performance. As Executive Chairman, Ms. Junck serves as an advisor and mentor to the Chief Executive Officer and provides overall leadership for the Board. Her key areas of focus include strategic direction, financial matters and revenue growth initiatives.

Ms. Junck is Chairman of the Executive Committee.

Herbert W. Moloney III, 65, Director since 2001

From December 2006 through July 2011, Mr. Moloney was President and Chief Operating Officer of Western Colorprint, Inc., a privately-held company that provided advertising supplements and commercial printing services to the publishing industry. From April 2005 to November 2006, Mr. Moloney was President and Publisher of the Washington Examiner. From 2000 to March 2005, Mr. Moloney was the Chief Operating Officer, North America, and an Executive Vice President of Vertis, Inc., a premium provider of targeted advertising and marketing solutions to leading retail and consumer services companies. Mr. Moloney provides the Board with more than 30 years of executive and management experience in the publishing and television industries.

Mr. Moloney is Chairman of the Executive Compensation Committee and a member of the Audit Committee, the Nominating and Corporate Governance Committee and the Executive Committee. Mr. Moloney has been designated as the Company’s Lead Director by the independent directors to preside over executive sessions of non-management directors, among other duties.

Kevin D. Mowbray, 55, Director since 2016

Mr. Mowbray was elected the Company’s President and Chief Executive Officer ("CEO") in February 2016. Prior to his election as CEO, Mr. Mowbray was the Company’s Executive Vice President and Chief Operating Officer from April 2015, and served as Vice President and Chief Operating Officer since 2013. He previously was publisher of the Company’s largest newspaper, the St. Louis Post-Dispatch, from 2006 to 2013. Mr. Mowbray provides the Board with nearly 30 years of executive and management experience in the publishing industry and invaluable knowledge about the Company, having begun his career with the Company in 1986. As President and Chief Executive Officer, Mr. Mowbray has direct responsibility for all aspects of the Company’s operations, including more than 49 divisions in 21 states and the corporate staff, with special focus on revenue growth and business transformation.

PROPOSAL 2 - RATIFICATION OF SELECTION OF KPMG LLP AS THE
COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee ("Audit Committee") has selected KPMG LLP ("KPMG") to serve as the independent registered public accounting firm to audit our financial statements for 2017. KPMG also served as our independent registered public accounting firm in 2016. Our By-laws do not require that the stockholders ratify the appointment of KPMG as our independent registered public accounting firm. The Board is requesting the stockholders to ratify this appointment as a means of soliciting stockholders' opinions and as a matter of good corporate practice.

Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from stockholders.

PROPOSAL 3 - APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED 1996 STOCK PLAN
FOR NON-EMPLOYEE DIRECTORS

The Board of Directors has unanimously approved, and is proposing for stockholder approval, an amendment to our Amended and Restated 1996 Stock Plan for Non-Employee Directors (the “Stock Plan Amendment”). At our 1996 Annual Meeting, our stockholders approved the Company’s 1996 Stock Plan for Non-Employee Directors, which was amended and restated at our 2010 Annual Meeting and our 2014 Annual Meeting (the “Stock Plan”).The purpose of the Stock Plan is to promote the interests of the Company and its stockholders by: (1) encouraging non-employee directors to own shares of our Common Stock and thereby link their interest more closely with the interests of our other stockholders; (2) attracting and retaining non-employee directors of outstanding ability; (3) providing incentive compensation opportunities which are competitive with those of other major corporations; and (4) enabling such directors to participate in our long-term growth and financial success. A copy of the Stock Plan is included as Appendix A to this Proxy Statement. To the extent the summary description below differs from the Stock Plan attached as Appendix A, the text of the Stock Plan shall govern.

The Stock Plan, as amended in 2014, authorized the Board of Directors to (1) reserve an aggregate of 312,455 shares of our Common Stock (as such number may be adjusted for stock splits and dividends and certain other corporate changes in accordance with the Stock Plan) and (2) make an annual grant of 10,000 shares of our Common Stock to each non-employee director, subject to an annual cap in the value on the date of grant equal to that non-employee director’s annual cash retainer ($50,000 beginning in 2014), exclusive of Board committee service and meeting fees. The Stock Plan requires any annual grant of our Common Stock to any non-employee director to be held for a minimum of ten (10) years, unless such director retires, resigns or dies while holding the position of director prior to satisfying this holding requirement. The Stock Plan has no expiration date except that awards may not be granted in excess of the 312,455 shares of our Common Stock that have been reserved for award. Since the 2014 Annual Meeting, annual grants of 10,000 shares have been made to each of the non-employee directors, in the aggregate amounts of 80,000 shares in 2014 and 2015, and 60,000 shares in 2016.

As of December 30, 2016 (the record date for the Annual Meeting), there are 54,054 shares available for issuance under the Stock Plan, which is not sufficient to enable us to meet our expected annual awards for the next several years. For additional information regarding the compensation of our non-employee directors in 2016, see Compensation of Non-Employee Directors below.

In order to continue the Stock Plan, we are asking our stockholders to approve the Stock Plan Amendment, which modifies the Stock Plan to increase the number of shares of Common Stock authorized under the Stock Plan by 300,000 shares. We do not believe the increase in number of shares materially dilutes current stockholders. In making that determination we considered the "overhang" (number of shares subject to awards outstanding but not yet exercised or fully vested, plus number of shares available to be granted, divided by total Common Stock outstanding). At November 30, 2016, our overhang is 9.0%. If the Stock Plan Amendment is approved, our overhang increases to 9.5%.

Based on past practices and current expectations of future awards, we estimate these additional shares will provide an additional three to four years of grants to our non-employee directors, depending on the number of non-employee directors serving on our Board of Directors during such time and the price of our Common Stock. The ECC did not retain the services of any compensation consultant in making its determination and recommendation.

Decisions regarding our non-employee director compensation program are approved by our full Board based on recommendations by our ECC. In making such recommendations our ECC takes into consideration the director compensation practices of our peer group (see "Peer Group" in "Executive Compensation" below) and whether such recommendations align with the interests of our stockholders.

Under the proposed Stock Plan Amendment, the maximum number of shares available for future grant or issuance would be increased to 354,054 shares of our Common Stock. This amount is subject to adjustment for stock splits and dividends and certain other corporate changes in accordance with the Stock Plan. The addition of 300,000 shares of our Common Stock to the available total shares under the Stock Plan amounts to less than one percent of our 55,562,832 shares of Common Stock outstanding as of November 30, 2016. The closing price of our Common Stock on the NYSE on December 30, 2016 was $2.90 per share.

Summary of Stock Plan

The following summary sets forth the principal features of the Stock Plan as amended by the Stock Plan Amendment. This summary is qualified in its entirety by the complete text of the Stock Plan, as amended, set forth in Appendix A to this Proxy Statement.

Eligibility

Awards may be granted only to our non-employee directors. Awards may not be granted to any person who is an employee of the Company.

Annual Awards

Under the Stock Plan, an award of 10,000 shares of our Common Stock is made automatically to each non-employee director on the first business day of June of each year, subject to an annual cap in the fair market value equal to each non-employee director’s annual cash retainer for that year. No consideration will be paid by a participant upon award of the shares. A non-employee director who is elected by the Board of Directors to fill a vacancy or newly created directorship between annual meetings of stockholders will automatically receive an award of 10,000 shares of our Common Stock on the earlier of the first business day of the fourth month after taking office or the last business day of the year in which he or she takes office, subject to an annual cap in the fair market value equal to each non-employee director’s annual cash retainer for that year and receipt of only one award per fiscal year.

Administration

The Stock Plan is administered by our CEO (the “Administrator”), who is authorized to interpret the plan but has no authority with respect to the selection of directors to receive awards, the number of shares subject to the plan, grants thereunder, or the price or timing of awards to be made except as provided below. The Administrator has no authority to increase materially the benefits under the Stock Plan. The Administrator may amend, suspend or terminate the plan as he or she deems advisable or to comply with changes in the Internal Revenue Code of 1986 (the “Code”), the Employee Retirement Income Security Act of 1974, or the rules and regulations thereunder, but may not amend the Stock Plan without further approval of the stockholders if such approval is required by law or as provided in the NYSE Listed Company Manual. The determinations of the Administrator are final, binding and conclusive upon all persons. Adjustments shall be made in the number and kind of shares subject to the Stock Plan for stock splits or stock dividends. The Administrator presently intends that any annual award be accompanied by an agreement with each director providing, among other matters, that the shares of Common Stock covered by the award must be held for a minimum of ten (10) years, unless such director retires, resigns or dies while holding the position of director prior to satisfying this holding requirement. If such requirement is not met, the shares will be subject to forfeiture in the discretion of the Administrator.

U.S. Income Tax Considerations

Our non-employee directors are considered to have earned directors’ compensation at the time of the stock awards. The amount of taxable compensation equals the fair market value of the shares on the date awarded.

The Board of Directors recommends that you vote FOR approval of the Amendments to the Amended and Restated 1996 Stock Plan for Non-Employee Directors.

PROPOSAL 4 - APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED INCENTIVE COMPENSATION PROGRAM

Under section 162(m) of the Code and applicable regulations ("Section 162 (m)"), in order for compensation in excess of $1 million for any taxable year paid to a person named in the Summary Compensation Table and employed by us on the last day of the taxable year to be deductible by the Company, such compensation must qualify as “performance-based”. At the 2004 Annual Meeting, our stockholders approved the Annual Incentive Bonus Program, under which annual cash incentive compensation to be paid to executive officers subject to Section 162(m) would be performance-based for purposes of exemption from the limitations of Section 162(m). At the 2005 Annual Meeting, the stockholders approved the Company’s Incentive Compensation Program (the “Program”), which extended the authority of the ECC to pay annual bonus compensation and/or make incentive-based restricted stock awards that constitute performance-based compensation within the meaning of Section 162(m).

Stock awards under the Program were suspended in 2008, and were not reinstated until November 2013. Annual cash incentive compensation awards were also suspended in 2008 and reinstated by the ECC in 2012. Under Section 162(m), our stockholders must periodically reapprove the Program in order for any awards thereunder to be tax-deductible. The Program was most recently approved by the stockholders at our 2014 Annual Meeting.

Under Section 162(m), the material terms of the Program must be disclosed to and approved by our stockholders. We are asking our stockholders to approve the amendments to the Program described below to enable the ECC to make tax-deductible awards to certain employees as "performance-based compensation" under Section 162(m).

Under the Program, restricted stock awards granted to executives by the ECC, in its discretion, under the Company’s 1990 Long-Term Incentive Plan ("LTIP") based on terms and conditions, including performance-based goals, established by the ECC would qualify as performance-based compensation within the meaning of Section 162(m). A copy of the Program, as amended by the ECC on December 7, 2016, is included as Appendix B to this Proxy Statement. To the extent the summary description below differs from the Program attached as Appendix B, the text of the Program shall govern.

The principal terms of the Program are as follows:

•	The class of persons covered consists of our key executives who are from time to time designated by the ECC.

•
The performance criteria for the Program applicable to covered executives are limited to objective tests based on one or more of the following: net earnings, Pro-forma Adjusted EBITDA, customer satisfaction, revenue, financial growth, operating income, return and margin ratios, market performance, and total shareholder return, any of which may be measured either in absolute terms or as compared to another company or companies. Use of any other criterion will require ratification by stockholders if failure to obtain such approval would jeopardize the tax deductibility of future incentive payments.

•
In administering the Program and determining incentive awards, the ECC will not have the flexibility under the Program to pay a covered executive an incentive payment or grant a restricted stock award greater than the incentive award indicated by his or her attainment under the applicable standards. The ECC will have the flexibility, based on its business judgment, to reduce an award of cash or restricted stock. The ECC also has the flexibility to make other compensation payments, including discretionary cash bonus or stock awards, outside the Program at its discretion.

•
There will be a maximum individual annual cash incentive amount limit equal to 200% of the annual base salary of any covered executive for any performance year. No participant may receive an annual cash incentive compensation award under the Program in excess of $2 million.

•	The maximum incentive-based restricted stock award for any fiscal year of the Program shall not exceed 500,000 shares of our Common Stock.

The proposed amendments ("Amendments") to the Program, which we are asking the stockholders to approve are (i) to increase the maximum restricted stock award to 500,000 shares, and (ii) to approve the substitution of "Pro-forma Adjusted EBITDA" for "operating cash flow" as a performance criterion to conform to recent SEC pronouncements regarding the use of non-GAAP financial measures.

In the proposed Amendments, it is the ECC’s intent to prevent Section 162(m) from limiting the deductibility of incentive compensation payments. However, because of possible unforeseen future events, it is impossible to be certain that all incentive compensation paid by us to named executive officers will be tax-deductible. The foregoing shall not preclude the ECC from making other compensation payments under different terms even if they do not qualify for tax deductibility under Section 162(m).

Hypothetical Payments Based on 2016 Results

As discussed above, awards under the terms adopted by the ECC will be based upon performance goals established with respect to 2017 and future years. Additionally, the amount of annual incentive compensation to be paid in the future to our current or future executive officers subject to Section 162(m) cannot be determined at this time, since actual amounts will depend on actual performance measured against the attainment of the ECC’s pre-established performance goals and to the ECC’s discretion to reduce such amounts.

If the Amendments to the Program are not approved, in 2017 and thereafter, the Company will not be entitled to a deduction to the extent that any restricted stock awards vesting in that year, exceed 200,000 shares to a named executive officer.

Because benefits under the Program depend upon the ECC’s actions, it is not possible to determine the benefits that will be received by participants under the Program.

Federal Income Tax Consequences

Participants will recognize ordinary compensation income when any cash amounts are paid to them under the Program. Participants will also recognize ordinary compensation income when shares are delivered to them upon vesting of stock awards issued under the LTIP in settlement of awards under the Program. The amount of income recognized in this situation will be based on the fair market value of the shares received. Subject to any limitations under Section 162(m), the Company generally will be entitled to a deduction equal to the amount of ordinary income that a participant is required to recognize. As noted above, the Company cannot guarantee the deductibility of awards under the Program that we intend to qualify as performance-based compensation under Section 162(m).

The Board of Directors recommends that you vote FOR approval of the Amendments to the Incentive Compensation Program.

PROPOSAL 5 - APPROVAL, BY NON-BINDING VOTE, OF THE COMPANY'S COMPENSATION
OF ITS NAMED EXECUTIVE OFFICERS

We are providing our stockholders with the opportunity to cast an advisory vote regarding executive compensation as described below. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers ("NEOs") as disclosed in this Proxy Statement in accordance with the SEC's rules. This vote is also referred to as a “Say-On-Pay” vote.

As required by the Securities Exchange Act of 1934 (the "Exchange Act"), stockholders may vote to approve (or not approve) the resolution below on the compensation of our NEOs, as disclosed in the Compensation Discussion and Analysis and accompanying executive compensation tables and narrative on pages 20-34.

Our goal is to be an employer of choice for our key executives. In order to achieve this status, our strategies are to have compensation programs in place that will:

•	Reward executives for their contribution to our success;

•	Create an ownership mentality in our executives;

•	Focus the executives on building long-term value;

•	Permit us to recruit the talent we need;

•	Pay our executives at comparable levels with organizations with which we compete for talent; and

•	Encourage top performers to remain with the Company.

Our core compensation philosophy is to pay our executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to the Company, while providing incentives to achieve our business and financial objectives.

The Compensation Disclosure and Analysis more fully describes our executive compensation program and the decisions made by the ECC.

This vote is an advisory vote and will not be binding on the ECC or the Board of Directors. However, they will carefully consider the outcome of the vote and take into consideration any concerns raised by stockholders when determining future compensation arrangements.

The Board of Directors recommends that you vote FOR approval, by this non-binding, advisory resolution, of the compensation paid to our named executive officers in fiscal year 2016.

RESOLVED, that the stocholders approve, in this non-binding vote, the compensation of the Company's named executive officers, as disclosed in the "Executive Compensation" section below.

PROPOSAL 6 - RECOMMENDATION, BY NON-BINDING VOTE, OF THE FREQUENCY OF ADVISORY VOTES ON THE COMPANY'S COMPENSATION OF ITS NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement with SEC's rules, such as Proposal 5 above.

As required by the Exchange Act, stockholders may vote on the resolution below regarding how often the Company will conduct a stockholder advisory vote on executive officer compensation. Stockholders may vote on whether they prefer an advisory vote every one, two or three years, or to abstain.

As described more fully in the Compensation Discussion and Analysis, the ECC believes the Company's compensation program reinforces the key drivers of success in its business, with financial emphasis on revenue and Pro-forma Adjusted EBITDA (as defined). The ECC believes these two measures are key measures of long and short term success in the publishing industry.

This Proposal gives the stockholders the opportunity to advise the Board of Directors on the frequency of advisory votes on executive compensation. Stockholders may vote to advise the Board to adopt a policy of asking the stockholders to approve executive compensation every one, two or three years, or to abstain. For example, if the Board of Directors adopts a policy of holding an advisory vote every three years, then the stockholders would be asked to provide an advisory vote (similar to Proposal 5 of this Proxy Statement) in 2020 and 2023.

The Dodd-Frank Act and SEC rules require that we include a proposal similar to this Proposal 6 not less than every six years. Therefore, we must provide the stockholders with another advisory vote on the frequency of advisory votes relating to executive compensation at the Annual Meeting.

The ECC and the Board of Directors believe that providing stockholders with an advisory vote on executive compensation every three years will improve stockholder communication with the Board of Directors regarding executive compensation, while allowing the Board and the ECC time to implement and evaluate the effectiveness of compensation vis-à-vis performance and be flexible and responsive to stockholder sentiment and changing economic circumstances.

Stockholders are not voting to approve or disapprove of the Board of Directors' recommendation. The selection of one, two or three years receiving a majority of the voting power of Common Stock represented at the Annual Meeting shall be deemed by the Company as the stockholders' recommendation with respect to the frequency of stockholder advisory compensation votes.

This vote is an advisory vote and will not be binding on the ECC or the Board of Directors. However, they will carefully consider the outcome of the vote and take into consideration any concerns raised by stockholders when determining the frequency of future advisory votes relating to executive compensation.

The Board of Directors recommends that you vote FOR approval, by this non-binding advisory resolution, of the compensation of the Company’s named executive officers every three (3) years.

RESOLVED, that the stockholders of the Company indicate, by their non-binding vote on this advisory resolution, that the vote on the compensation of the Company's named executive officers should take place every three (3) years.

DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

General

Our Board met four times in 2016. No incumbent director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board and (2) the total number of meetings held by all committees of the Board on which he or she served in 2016. All of the incumbent directors attended our February 17, 2016 Annual Meeting of Stockholders. All directors are expected to attend each meeting of our Board and the committees on which they serve and are also expected to attend our annual meetings of stockholders.

Our Board has four standing committees: the Audit Committee, the Executive Committee, the Executive Compensation Committee ("ECC") and the Nominating and Corporate Governance Committee ("NCGC"). With the exception of the Executive Committee, each is composed of at least three independent directors and operates under a written charter, which are all available on our website www.lee.net by clicking on "About" and then "Governance".

The members of the committees are shown in the table below:

	Audit Committee	Executive Committee	ECC	NCGC
	(1)		(1)	(1)
Richard R. Cole	—	—	—	Chairman
Nancy S. Donovan	Member	—	—	—
Leonard J. Elmore	Member	—	—	—
Mary E. Junck	—	Chairman	—	—
Brent Magid	Chairman	—	Member	—
William E. Mayer	—	Member	Member	Member
Herbert W. Moloney III	Member	Member	Chairman	Member
Kevin D. Mowbray	—	—	—	—
Gregory P. Schermer (2)	—	—	—	—

(1) The Committee is composed of "independent" non-employee directors. See discussion of "Director Independence" below.
(2) Since September 2, 2016, Mr. Schermer has been engaged to serve as a consultant to the Audit Committee on risk and other matters as part of his responsibilities as a non-employee director.

Board Leadership Structure

As stated in our Corporate Governance Guidelines, our Board has no formal policy with respect to the separation of the offices of Chairman and Chief Executive Officer. Our Board presently believes that having a separate Executive Chairman and Chief Executive Officer (the "CEO"), together with an independent Lead Director, provides the best Board leadership structure for the Company. This structure, together with our other corporate governance practices, provides strong independent oversight of management, while ensuring clear strategic alignment throughout the Company. Our Lead Director is a non-employee director who is elected by the independent members of the Board at its annual meeting. Herbert W. Moloney III, a director since 2001, currently serves as our Lead Director.

The role of Mr. Moloney, as Lead Director, includes the following duties:

•	Preside at all meetings of the Board when the Executive Chairman is not present;

•	Call meetings of the non-management directors, as needed;

•	Develop the agendas for meetings of the non-management directors;

•	Preside at executive sessions of the non-management directors;

•	Confer regularly with the Executive Chairman;

•	Serve as a liaison between the Executive Chairman and the non-management directors;

•	In consultation with the Executive Chairman, review and approve Board meeting schedules and agendas; and

•	Meet with stockholders as appropriate.

Risk Oversight

Oversight of risk management is a responsibility of the Board and is an integral part of the Board's oversight of our business. The primary responsibility for the identification, assessment and management of the various risks resides with management. The Board has delegated to the Audit Committee primary responsibility for evaluating our overall risk management profile and ensuring that management has established and adequately reviewed processes for identifying and preparing the Company to manage risks.

Director Independence

Our Board has examined the relationship between each of our non-employee directors and the Company and has determined that Ms. Donovan and Messrs. Cole, Elmore, Magid, Mayer and Moloney qualify as "independent" directors in accordance with the published listing requirements of the NYSE and, in the case of the Audit Committee, the rules of the SEC. Ms. Junck and Mr. Mowbray do not qualify as independent directors because they are employees of the Company. Mr. Schermer does not qualify as an independent director because he was an employee within the last three years.

Audit Committee

The Audit Committee met six times in 2016. The Audit Committee has the oversight responsibilities set forth in its charter, including, without limitation: (1) the quality and integrity of our financial statements; (2) our compliance with legal and regulatory requirements, including the review of related persons reports and disclosures of transactions involving the Company and any director, nominee for director, officer, owner of more than 5% of our Common Stock or immediate family member of any of the above; (3) our overall risk management profile, including, without limitation, cyber risks; (4) the independent registered public accounting firm's qualifications and independence; (5) the performance of our internal audit function and that of our independent registered public accounting firm; and (6) preparation of the annual Audit Committee Report to be included in our Proxy Statement.

Executive Committee

The Executive Committee did not meet in 2016. The Executive Committee may exercise the authority of the Board between its meetings, except to the extent that the Board has delegated authority to another committee or to other persons, and except as limited by applicable law or resolution of the Board.

Executive Compensation Committee

The ECC met four times in 2016. Its responsibilities include, without limitation, the authority to: (1) administer our Retirement Account Plan, our Supplementary Benefit Plan, as amended and restated as of January 1, 2008 ("Non-Qualified Plan"), our Amended and Restated 1990 Long-Term Incentive Plan (effective October 1, 1999, as amended effective December 7, 2015) ("LTIP"), our Amended and Restated 1977 Employee Stock Purchase Plan ("ESPP") and our 2005 Supplemental Employee Stock Purchase Plan ("SPP"); (2) establish salaries, bonus formulae and bonuses, and participation in other benefit plans or programs for executive officers; (3) review employment terminations involving payment to any officer or other key executive in excess of $200,000; (4) approve employment contracts for executives extending beyond one year; and (5) approve the position description, performance standards and goals for incentive cash and restricted stock awards for our Executive Chairman, CEO and other executive officers under our Incentive Compensation Program and to measure their related performance thereunder. In addition, the ECC recommends to the Board significant employee benefit programs and bonus or other benefit plans affecting executives other than NEOs. The ECC is responsible for evaluating risks posed by our compensation policies.

Nominating And Corporate Governance Committee

The NCGC met four times in 2016. Its functions are to consider and recommend to the Board all nominees for possible election and re-election to the Board, and to consider all matters relating to the size, composition and governance of the Board and the general subject matter, size and composition of Board committees.

The NCGC regularly reviews the composition of the Board, anticipated openings and whether the addition of directors with particular experiences, skills or other characteristics would make the Board more effective. The NCGC has not established any specific minimum criteria or qualifications that a nominee must possess. Rather, the NCGC seeks directors who possess integrity and other valuable character traits, broad experience, expertise in their field, capacity to understand our business, a willingness to devote adequate time to duties of the Board and the ability to make independent judgments using their diversity of experience. The NCGC also considers if a potential nominee will otherwise qualify for membership on the Board and if the potential nominee will satisfy the independence requirements of the NYSE and the SEC. In determining whether to recommend a director for re-election, the NCGC also considers the director's past attendance at meetings and participation in and contributions to the Board. The NCGC considers diversity in the nominating process, but has no specific policy related to diversity.

Consideration of a nominee for the Board typically involves a series of internal discussions, review of a nominee's background and experience and interviews of the nominee. In general, nominees are suggested by members of the Board or our executives. The NCGC then meets to consider and approve the final nominees, and makes its recommendations to the Board to fill a vacancy, add an additional member or recommend a slate of nominees to the Board for nomination and election to the Board. Director nominees recommended by the NCGC for election at an annual meeting are subject to approval by the full Board.

The NCGC will consider nominees recommended by stockholders. The NCGC evaluates nominees proposed by stockholders using the same criteria as other nominees. A written nomination should be mailed or delivered to Richard R. Cole, Chairman, NCGC, in care of the Company, at the address shown on the cover of this Proxy Statement. The nomination should include the stockholder's name, address and number of shares of our Common Stock owned. It should also include the name, age, business and residence addresses of the individual being nominated, the nominee's principal occupation or employment and number of shares of our Common Stock if any, owned by the nominee, together with a statement indicating the nominee's willingness to serve, if elected. To assist in the evaluation of nominees recommended by the stockholders, the NCGC may require the nominees to provide any additional information about themselves as the NCGC may determine appropriate or desirable, including information required to be disclosed in our Proxy Statement under the Exchange Act. To be considered by the NCGC for the slate recommended in the Proxy Statement for the 2018 annual meeting, stockholders must submit the required information to Dr. Cole by September 10, 2017.

CORPORATE GOVERNANCE

We maintain corporate governance information on our website, which includes key information about our corporate governance initiatives, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics and charters for the independent committees of the Board. The corporate governance information can be found at www.lee.net by clicking on "About" and then "Governance".

We also post on our website our Annual Report, as filed with the SEC. The Annual Report can be found at www.lee.net by clicking on "Investors". We will also furnish, upon written request and without charge, a printed copy of the Annual Report to each person whose proxy is solicited and to each person representing that, as of the Record Date of the Annual Meeting, he or she was a beneficial owner of shares entitled to be voted at the meeting. Such written request should be directed to the Company at the address shown on the cover of this Proxy Statement.

Our policies and practices reflect corporate governance initiatives that are in compliance with the listing requirements of the NYSE and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, specifically:

•	The Board has adopted clear corporate governance policies;

•	A majority of the Board is independent of the Company and its management;

•	The non-management directors meet regularly without management present;

•	All members of the Audit Committee, ECC and NCGC are independent;

•	The non-management directors have designated an independent Lead Director to chair their meetings and consult with our Executive Chairman regarding matters considered by the non-management directors;

•	The charters of the Board committees clearly establish their respective roles and responsibilities;

•	We have a Code of Business Conduct and Ethics that is monitored by the Audit Committee and is annually affirmed by our directors and executive officers;

•	Our Code of Business Conduct and Ethics applies to our principal executive officer and all members of our finance staff, including the principal financial and accounting officer;

•
We have a hotline available to all employees and the Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls, auditing or other matters; and

•	Our internal audit function maintains critical oversight over the key areas of our business and financial processes and controls, and reports directly to the Audit Committee.

Interested parties may communicate with the Board, the non-management directors as a group, or our Lead Director by writing to Herbert W. Moloney III, Lead Director, in care of the Company, at the address shown on the cover of this Proxy Statement.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

We desire to compensate our directors in a manner that is comparable to compensation levels at companies in our peer group (see "Peer Group Information" under "Executive Compensation" below) and provides stock ownership. Our Human Resources Department provides the ECC with information from our peer group's proxy statements on annual retainers and compensation for attendance at board and committee meetings. The ECC reviews the information and makes a recommendation to the full Board for its approval.

In 2016, we paid all non-employee directors a $50,000 annual retainer. Our Lead Director received an additional annual retainer of $10,000. The chairmen of the Audit Committee and ECC each received a $10,000 annual retainer for serving as such and the Chairman of the NCGC received an annual retainer of $5,000. Non-employee directors received $2,000 for each Board or committee meeting and $1,000 for each Board or committee telephonic meeting attended. Non-employee directors are also reimbursed for reasonable and customary business expenses incurred on our behalf.

Under our Amended and Restated 1996 Stock Plan for Non-Employee Directors ("Stock Plan"), in 2016, non-employee directors received an annual grant of 10,000 shares (which is subject to a cap on the fair market value of shares awarded equal to the annual cash retainer). The Stock Plan is intended to encourage non-employee directors to increase their ownership of shares of our Common Stock and thereby align their interests more closely with the interests of our other stockholders. In addition, an objective of the Stock Plan has been to assist us in attracting and retaining non-employee directors of outstanding ability and in providing compensation opportunities which are competitive with those of other major corporations, as well as enabling such directors to participate in our long-term growth and financial success. Non-employee directors are required to hold their annual stock grant for a minimum of ten years, unless a director retires, resigns or dies while holding the position of director prior to satisfying this requirement.

Directors engaged to provide consultative services are normally compensated at the rate of $1,500 per day. In 2016, Mr. Moloney was hired as a consultant for a special project related to his area of expertise. He was paid $25,000 for his services in this role. No other non-employee director received compensation for consultative services in 2016.

The following table summarizes 2016 non-employee director compensation:

(Dollars)	Fees Earned or Paid in Cash	Value of Stock Awards	All Other Compensation	Total
		(1)	(2)
Richard R. Cole	72,000	19,300	5,000	96,300
Nancy S. Donovan	68,000	19,300	5,000	92,300
Leonard J. Elmore	66,000	19,300	5,000	90,300
Brent Magid	81,833	19,300	1,500	102,633
William E. Mayer	76,000	19,300	5,000	100,300
Herbert W. Moloney III	130,000	19,300	—	149,300
Gregory P. Schermer(3)	4,167	—	5,000	9,167

(1)	All stock awards are fully vested on the grant date of June 1, 2016, subject to the holding period. Stock awards are granted at a price equal to the fair market value on the date of the grant.

(2)
The Lee Foundation, an affiliate of the Company, matches on a dollar-for-dollar basis up to $5,000 annually, charitable contributions made by non-employee directors to qualifying organizations. Such matching contributions are not considered income to the director.

(3)	In September 2016, Mr. Schermer retired from the Company and became a non-employee director.

The Board has authorized non-employee directors, prior to the beginning of any calendar year, to elect to defer receipt of all or any part of the cash compensation a director might earn during such year under our Outside Directors Deferral Plan (Amended and Restated as of January 1, 2008). Amounts so deferred will be paid to the director upon his or her separation from service, death or disability, adjusted for any investment gains (or losses) thereon. Alternatively, directors may elect to have deferred compensation credited to a “rabbi trust” established by us with an independent trustee, which administers the investment of amounts so credited for the benefit and at the direction of the trust beneficiaries until their accounts are distributed under the deferred compensation plan. Amounts so credited for the benefit of non-employee directors are invested in investment alternatives selected by the director.

None of our employees receives any compensation for serving as a director.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth information as of November 30, 2016, except as set forth below, as to each person known by us to own beneficially more than 5% of our Common Stock.

Beneficial Owner	Shares of Common Stock	Percent of Class

Franklin Mutual Advisors, LLC (1)	5,934,268	10.6
Mudrick Capital Management, L.P.(2)	2,970,000	5.3

(1)
Information is based solely on a report on Form 13(g), filed with the SEC on February 2, 2016. Includes 1,110,000 shares of Common Stock that are issuable upon exercise of a warrant issued in connection with our refinancing in 2014 (the "Warrants"). The Warrants are exercisable by the reporting person at any time prior to expiration on March 31, 2022 at a strike price of $4.19 per share.

(2)
Information is based solely on a report on Form 13(g) filed with the SEC on October 9, 2015. Represents 2,970,000 shares of Common Stock that are issuable upon exercise of Warrants. The Warrants are exercisable by the reporting person at any time prior to expiration on March 31, 2022 at a strike price of $4.19 per share.

The following table sets forth information as to our Common Stock beneficially owned as of November 30, 2016 by each director and nominee, each of the NEOs listed in the Summary Compensation Table, and by all directors and executive officers as a group:

Beneficial Owner	Shares of Common Stock	Percent of Class

Richard R. Cole	76,000	*
Nancy S. Donovan	107,603	*
Leonard J. Elmore	75,693	*
James A. Green	84,913	*
Michael R. Gulledge	250,596	*
Mary E. Junck (1)	1,635,972	2.9%
Brent Magid	70,200	*
William E. Mayer	191,979	*
Ronald A. Mayo	83,445	*
Kevin D. Mowbray (1)	459,563	*
Herbert W. Moloney III	86,000	*
Gregory P. Schermer (1) (2)	1,220,096	2.2%
All executive officers and directors as a group (16 persons) (1) (2)	4,406,324	7.9%

*	Less than one percent of the class.

(1)
The table includes the following shares of Common Stock subject to acquisition within 60 days by the exercise of outstanding stock options: Mr. Green - 51,250; Ms. Junck - 165,000; Mr. Mowbray - 135,800; Mr. Schermer - 52,600; and all executive officers and directors as a group - 584,865.

(2)
The following directors and named executive officers disclaim beneficial ownership of the following shares, included above: Mr. Schermer - 31,820 shares of Common Stock held by a trust for the benefit of his son, 27,820 shares of Common Stock held by a trust for the benefit of a daughter and 47,640 shares of Common Stock held by separate trusts for the benefit of two other daughters as to which Mr. Schermer shares voting and investment authority.

(3)	None of the shares shown in the table as beneficially owned by directors and executive officers is hedged or pledged as security for any obligation.

Equity Compensation Plan Information

Information as of September 25, 2016 with respect to equity compensation plans is as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (Dollars) (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares in column A)
	(1)		(2) (3)
Equity compensation plans approved by stockholders	1,697,665	2.42	3,041,370

(1)	LTIP.

(2)	Includes the number of securities remaining available for future issuance under our LTIP, our ESPP and our SPP. The ESPP and SPP have not been active since 2008.

(3)
Those securities not issued as a result of cancellation, forfeiture or surrender of previously outstanding options or adjustment of target restricted stock awards remain available for issuance, at the discretion of the ECC, under the LTIP.  Such shares are excluded from the total presented as the amount cannot be ascertained.

Additional information is set forth under the captions "Grants of Plan-Based Awards", "Outstanding Equity Awards at September 25, 2016" and "Option Exercises and Stock Vested".

EXECUTIVE COMPENSATION

References to "we," "our" or "us" under "Executive Compensation" refer to the ECC.

Compensation Discussion And Analysis

The discussion and analysis that follow provide an overview of the Company's regular executive compensation program.

2016 Corporate Performance Assessment

In 2016, the Company held subscription revenue flat and continued to grow digital revenue, controlled costs and significantly reduced debt. Significant results for the year include the following:

•	Total digital revenue, including digital advertising revenue and revenue from digital services, reached over $100 million in 2016, an increase of 6.6%;

•	Digital advertising revenue totaled $86 million in 2016, an increase of 5.6%;

•	Subscription revenue was virtually flat to 2015;

•	Through careful cost controls and business transformation initiatives, the Company reduced reported cash costs(1) approximately 4.8%, excluding unusual matters;

•	The Company achieved strong Pro-forma Adjusted EBITDA(1) totaling $168.9 million in 2016;

•	Debt was reduced $109 million in 2016 and totaled $617 million at the end of 2016.

(1)
Cash costs and Pro-forma Adjusted EBITDA are non-GAAP (Generally Accepted Accounting Principles) financial measures. Operating Cash Flow has been renamed Pro-forma Adjusted EBITDA pursuant to Regulation G. See Appendix C for definitions and a reconciliation of Pro-forma Adjusted EBITDA to its closest available GAAP measure.

Elements Of Compensation

Our compensation program reinforces the key drivers of success in the Company's business. Our financial emphasis is on revenue and operating cash flow. We believe these two measures are key measures of long and short-term success in our industry. Compensation for our NEOs includes the following:

•	Salaries;

•	Annual cash incentives which are based, to a large extent, on annual performance of the Company or the operations the individual manages;

•	Discretionary cash bonus awards in those circumstances where we believe exceptional performance is not adequately rewarded under our annual cash incentive compensation programs;

•	Long-term equity incentives in the form of stock options or restricted Common Stock awards that fully vest three years after grant; and

•	Benefits, including health, life and disability insurance, a 401(K) plan and a supplemental deferred compensation plan.

Our annual cash incentive programs place a portion of NEO compensation at risk, based on performance criteria. In addition, stock options, when granted, are inherently performance-based because an option only has value if the stock price rises after the option is granted. In some instances, we also make restricted Common Stock awards conditioned on the achievement of one or more specified performance goals under our Incentive Compensation Program.

 The Named Executive Officers

SEC regulations require us to include the Company's CEO, Kevin D. Mowbray, its chief financial officer, Ronald A. Mayo, and its three other most highly compensated executive officers as NEOs.

Objectives Of Our Compensation Program

We intend for the Company to be an employer of choice, both in our industry and in the communities it serves. In order to achieve this status, our strategies are to have compensation programs in place that will:

•	Reward our executives for their contributions to the Company's success;

•	Create an ownership mentality in our executives;

•	Focus our executives on building long-term value;

•	Permit us to recruit the talent we need;

•	Pay our executives at comparable levels with organizations with which the Company competes for talent; and

•	Encourage our top performers to remain with the Company.

Our core compensation philosophy is to pay executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to the Company, while providing incentives to achieve its business and financial objectives. While comparisons to compensation levels at companies in the peer group (discussed below) are helpful in assessing the overall competitiveness of our compensation program, we believe that our executive compensation program also must be internally consistent and equitable in order for the Company to achieve the compensation objectives outlined above.

In implementing this philosophy, we have analyzed the relationship between the CEO's total compensation and the total compensation of the other executive officers of the Company. For this purpose, total compensation includes not only base salary and bonus, but also the grant date fair value of equity awards (as well as accumulated realized and unrealized equity gains), all perquisites and payment amounts upon a change of control. The Company's Human Resources Department accumulates the internal pay equity information under our direction.

When making compensation decisions, we also benchmark the compensation of the Executive Chairman, CEO and other NEOs relative to the compensation paid to similarly-situated executives at companies that we consider to be industry peers.  We believe, however, that a benchmark should be one point of reference for measurement, but not the sole determinative factor for executive compensation. The purpose of the comparison is not to supplant the analysis of internal pay equity, wealth accumulation and the individual performance of the executive officers that we consider when making compensation decisions. Further, given the limitations associated with comparative pay information for setting individual executive compensation, including the difficulty of assessing and comparing wealth accumulation through equity gains and post-employment amounts, we may elect to not use the comparative compensation information at all in the course of making compensation decisions.

Peer Group Information

We use market data for context and a frame of reference for decision-making, but it is not the sole source of information from which compensation is determined. We target the median of the market to establish the total compensation opportunity. We determine the market for the NEO positions to be comparable publicly traded publishing companies.

We review the composition of the peer group annually to ensure that companies are relevant for comparative purposes. We factor in the relative size of these companies since size of the company generally correlates with compensation paid. We believe that the current group of companies noted below is representative of the sector in which the Company operates, and the group was chosen because of each company's relative position in the media sector, its relative size as measured by market capitalization and the relative complexity of the business and the CEO's role and responsibilities.

These companies currently are:

•	A.H. Belo Corporation;

•	Gannett Co., Inc.;

•	The McClatchy Company;

•	Meredith Corp.;

•	New Media Investment Group Inc.;

•	The New York Times Company;

•	Sinclair Broadcast Group Inc.; and

•	tronc, Inc.

The Company's Human Resources Department provides us with compensation data obtained from the proxy statements of each of these companies. We also utilize compensation data compiled by Equilar, Inc.

We use outside compensation consultants from time to time to advise us on specific issues. We did engage Mercer LLC in 2015 to provide us with selected data and analysis in connection with modifications to our change of control employment agreements and related LTIP vesting provisions, discussed more fully below. Mercer LLC performed services solely on our behalf and did not perform other services for the Company. In selecting Mercer LLC, we determined the firm to be independent under applicable SEC standards.

How We Determine The Amount Of Compensation

The Company's By-Laws provide that the Board has the sole authority to determine the compensation of all officers of the Company who are elected or appointed by the Board. The Board has, by adoption of our charter, delegated that authority to us. In addition, the LTIP approved by the stockholders gives us the sole authority to establish equity awards for executive officers.

The Executive Chairman, working primarily with the Company's Vice President - Human Resources, recommends all elements of compensation for all executive officers other than the Executive Chairman and CEO and we determine it. We determine Executive Chairman and CEO compensation without management input, other than the analysis of Executive Chairman and CEO compensation obtained from the peer publishing companies' proxy statements and other information obtained by the Human Resources Department at our request from independent sources.

When making compensation decisions, we analyze compensation summaries prepared for each of the NEOs. These summaries are prepared by the Human Resources Department. Each summary presents the dollar amount of each component of the NEO's compensation, including current cash compensation (base salary and incentives), equity awards, retirement benefits and any other compensation. These summaries reflect the annual compensation for the NEOs (both target and actual). Potential payments upon termination of employment involving a change of control and long-term incentives accumulated by the NEOs are also reviewed.

Say-On-Pay Proposals

In 2011, our stockholders recommended, in a non-binding vote, that stockholder advisory votes on the Company's compensation of its named executive officers be held every three years (the "say-on-frequency" vote). 80.3% of the votes cast were voted in favor of a three-year frequency for such votes.

In 2011 and 2014, the stockholders recommended, on an advisory basis, the approval of the compensation philosophy, policies and procedures employed by the ECC, substantially as described herein (the "say-on-pay" vote). 93.6% and 95.8% of the votes cast were voted in favor of the say-on-pay proposal in 2011 and 2014, respectively.

We also considered the results of the most recent say-on-pay vote in determining 2016 compensation due to the changes in roles and responsibilities of the Executive Chairman and the CEO. The next scheduled say-on-pay vote related to executive compensation matters will be at the Annual Meeting.

Salary

We compare NEO salaries to those paid to executives at the peer companies noted above and to other national survey data. Actual salaries are influenced by what other companies pay their executives, but are primarily determined by the executive officer's responsibilities, experience and demonstrated performance. If comparable data is not available, we use internal compensation equity to evaluate the executive officer's responsibilities.

In order to implement our philosophy for the executive officers, our goal is to pay between 90 and 110% of competitive levels of base salary and annual incentives.

Annual Cash Incentive Plan For Named Executive Officers Other Than The Executive Chairman and CEO

Annual cash incentives are designed to support our objective of delivering positive annual operating results. In order to achieve competitive annual incentive targets, our goal is to set bonus targets at levels where we can expect the executive to receive a competitive incentive payment six out of ten years - in two out of ten years payments received would exceed competitive levels, and in two out of ten years, payments would be lower than competitive levels.

The 2015 incentive plan for NEOs other than the CEO was based primarily upon achievement of Pro-forma Adjusted EBITDA (as defined below, "Pro-forma Adjusted EBITDA") and, potentially, Total Revenue of the Company and, if applicable, for enterprises for which the NEO is responsible, both relative to the current year operating plan ("Budget"). The Budget is approved annually by the Board. We have limited the NEOs' performance measures to Pro-forma Adjusted EBITDA and Total Revenue in order to focus on improvements in cash flow and the related debt reduction to enhance stockholder value. Achievement of the minimum level of performance also required that cash cost reduction goals be achieved. In 2015 and 2016, we added exceeding Total Revenue Budget in addition to exceeding Pro-forma Adjusted EBITDA Budget as an additional incentive.

Based on the Company's performance, in 2016, a participant was eligible to earn from 0% up to 125% of the financial bonus target, which equates to 0% to 50% of the base salary for Mr. Mayo and 0% to 25% of the base salary of the other NEOs. A decline in Pro-forma Adjusted EBITDA from the Budget of more than 10% would result in no payment of an annual cash incentive. Achievement of the Pro-forma Adjusted EBITDA and Total Revenue targets in the Budget would result in payment of 125% of the financial target. A tiered grid was used to determine results between the minimum and maximum, interpolating within each tier.

Financial Performance

Pro-forma Adjusted EBITDA is defined as net income (loss), plus nonoperating expenses, net, income tax expense (benefit), depreciation, amortization, loss (gain) on sale of assets, impairment charges, workforce adjustment costs, stock compensation and our 100% share of EBITDA from TNI Partners ("TNI") and Madison Newspapers ("MNI"), minus equity in earnings of TNI and MNI and curtailment gains. Prior to 2017, we referred to Pro-forma Adjusted EBITDA as "operating cash flow" in our Program performance goals. During 2016, we changed the terminology pursuant to SEC pronouncements regarding the use of non-GAAP financial measures. The computation of the financial performance measure remained the same.

Pro-forma Adjusted EBITDA is a non-GAAP financial measure. See Appendix C for a reconciliation of Pro-forma Adjusted EBITDA to the related GAAP measure.

Annual Cash Incentive Plan For The Executive Chairman and CEO

Based on the Company's performance, in 2016 Ms. Junck and Mr. Mowbray were eligible to earn from 0% up to 100% of the financial bonus target, which equates to 0% to 100% of their respective base salaries as a cash incentive bonus. Their incentive bonus targets were prorated to reflect changes in their titles and responsibilities in February 2016. A decline in Pro-forma Adjusted EBITDA from the Budget of more than 10% would result in no payment of an annual cash incentive. Achievement of the Pro-forma Adjusted EBITDA target in the Budget would result in payment of 100% of the financial target. A tiered grid was used to determine results between the minimum and maximum, interpolating within each tier. For 2016, the Company achieved Pro-forma Adjusted EBITDA of 97.7% of the target, which resulted in an earned cash bonus of 77% of the target.

Discretionary Bonuses

From time to time, we also develop special incentive programs and approve the Executive Chairman's recommendation of discretionary bonuses to the NEOs (excluding the Executive Chairman and CEO), and approve discretionary bonus awards to the Executive Chairman and CEO, based on exceptional performance.

2016 annual cash incentive plan and other bonus payments are summarized as follows:

(Dollars)	Annual Incentive Plan	Annual Discretionary Awards	Total

Mary E. Junck
Award	557,450	—	557,450
Target	723,959
Kevin D. Mowbray
Award	402,000	—	402,000
Target	522,083
Ronald A. Mayo
Award	194,100	—	194,100
Target	252,038
Michael R. Gulledge
Award	90,200	—	90,200
Target	83,750
James A. Green
Award	60,860	13,460	74,320
Target	85,000

1990 Long-Term Incentive Plan Awards

The LTIP authorizes us to grant a mixture of restricted Common Stock ("Stock Awards"), non-qualified stock options and incentive stock options. Annual grant targets as a percentage of base salary for the NEOs other than the Executive Chairman and CEO, historically range from 10% to 50%. The LTIP is designed to promote long-term ownership of the Company's Common Stock as a component of our overall compensation program, as noted above.

Stock Awards for NEOs other than the Executive Chairman and CEO are recommended based on performance as evaluated by the Executive Chairman and CEO and approved by the ECC. The Executive Chairman's recommendation for each NEO is based on her assessment of the NEO's contribution to the financial performance of the Company in future years. Executive Chairman and CEO grants are or will be determined as described below. Stock Awards generally vest 100% after a three-year period. There is no partial vesting. The executive must remain an employee for three years after the grant date for the Stock Award to vest, unless otherwise approved by the ECC.

Options, when granted, have a term of ten years and vest over a three-year period. After both the first and second years, 30% is vested. After the third year, the remaining 40% is vested. Ten years from the grant date, the ability to exercise any unexercised options expires.

Upon exercise of stock options by the option holders by delivery of previously owned Common Stock, replacement, or "reload", options in the amount of the number of shares delivered are awarded at fair market value on the date of exercise of non-qualified stock options. Such options have a term equal to the remaining term of the options exercised and are exercisable after one year.

In 2016, Stock Awards were made to NEOs under the LTIP. See “Grants of Plan-Based Awards” below.

1990 Long-Term Incentive Plan Awards For The Executive Chairman and CEO

Stock Awards to the Executive Chairman and CEO have historically been made under the Company's Incentive Compensation Program. Under the Program, we establish a target Stock Award at the beginning of each year, the receipt of which is subject to adjustment based on the Executive Chairman's and CEO's achievement of the performance measures we determine at the time of the grant. The performance measure we have used is Pro-forma Adjusted EBITDA in relation to Budget. We then determine the dollar value of the target Stock Award by considering the Executive Chairman's and CEO's total compensation in relation to their peers, after taking into account their base salaries and incentive bonus opportunity, together with our assessment of the Company's operating performance in relation to peer companies, and our Company's priority objectives.

In 2016, Stock Awards were made to the Executive Chairman and CEO under the Incentive Compensation Program. See "Grants of Plan-Based Awards” below.

For the Executive Chairman, a decline in Pro-forma Adjusted EBITDA from the Budget of more than 20% would have resulted in no Stock Award being granted. A decrease in Pro-forma Adjusted EBITDA of less than 10% from the Budget would result in a grant equal to 100% of the target Stock Award. A tiered grid was used to determine results between the minimum and maximum. For 2016, the target Stock Award was achieved.

For the CEO, a decline in Pro-forma Adjusted EBITDA from the Budget of more than 10% would have resulted in no Stock Award being granted. Meeting or exceeding the Pro-forma Adjusted EBITDA Budget would result in a grant equal to 100% of the target Stock Award. A tiered grid was used to determine results between the minimum and maximum. For 2016, performance was 99.0% of the Budget and an award of 90.2% of target was achieved. The ECC established a target Stock Award for Mr. Mowbray of 150,000 shares for the nine months (Quarters 2 through 4) ending September 25, 2016, of which 135,320 shares were certified by the ECC as earned. Also, the ECC awarded Mr. Mowbray 14,680 shares for his performance as Executive Vice President and COO in the first quarter 2016.

We have reserved the right to modify the amount of grants from year to year based on our evaluation of the Executive Chairman's and CEO's performance; to modify the performance measures from year to year; and to make discretionary equity awards in addition to, or in lieu of, awards under our Incentive Compensation Program and the LTIP.

Valuation Of Equity Awards

The accounting value of equity awards is charged to expense over the vesting period of the equity award. The accounting value of equity awards to NEOs is summarized below:

(Dollars)	Total Accounting Value of 2016 Grants	Accounting Charge Recorded in 2016 for 2016 Grants	Accounting Charge Recorded in 2016 for 2015, 2014 and 2013 Grants	Accounting Charge to be Recorded in 2017-2019 for 2016 Grants

Mary E. Junck	612,000	164,576	483,111	447,424
Kevin D. Mowbray	276,300	62,529	119,279	213,771
Ronald A. Mayo	61,200	16,458	47,544	44,742
Michael R. Gulledge	18,360	4,937	53,288	13,423
James A. Green	26,775	7,200	53,288	19,575

Primary Benefits

Benefits are part of a competitive compensation package to attract and retain employees, including executives. The NEOs participate in the same benefit plans as the Company's salaried employees, many of which require the employees to share in the cost of such programs. NEOs may elect not to participate in the Company's benefit programs. Benefits include:

•	Health insurance, including prescription drug coverage;

•	Dental insurance;

•	Vision insurance;

•	Life insurance coverage in the event of the employee's death;

•	Accidental death and dismemberment insurance;

•	Short-term disability insurance;

•	Long-term disability insurance for a disability lasting longer than five months;

•	Retirement Account Plan; and

•	Non-Qualified Plan.

Retirement Plans

Under the Retirement Account Plan and Non-Qualified Plan (the "Plans"), in 2016, the Company matched, upon eligibility, 40% of employee contributions up to the first 5% of employee compensation. The Plans are defined contribution plans. Company and employee contributions are allocated to investment options under the Plans selected by the employee, and the total amount is paid following retirement or termination of employment. Company contributions fully vest under the Plans after six years of service. Employee contributions are vested immediately. Amounts contributed by the Company credited under the Plans to the accounts of the NEOs are listed in the Summary Compensation Table under "All Other Compensation". The Non-Qualified Plan is intended to promote retention by providing employees with an opportunity to save in a tax-efficient manner.

Other Benefits

The only additional benefits the NEOs are eligible to receive are explained below. No NEO received benefits described below with a value of $10,000 or more in 2016.

Connectivity

NEOs are reimbursed for the cost of a home computer and/or internet access at their primary residence. NEOs also may use mobile or other digital devices provided by the Company. This program benefits the Company by providing the executive with access to its systems, digital products and communications during non-business hours.

Membership Dues

NEOs are reimbursed for the annual dues of one social membership to a club of the executive's choice. This program benefits the Company by providing a place for the NEO to entertain and hold meetings with customers, prospective customers, community leaders and employees.

Other

NEOs are reimbursed for reasonable and customary business expenses incurred on the Company's behalf. The Lee Foundation, an affiliate of the Company, also matches, on a dollar-for-dollar basis up to $5,000 annually, charitable contributions made by NEOs to qualifying organizations. Such reimbursements and matching contributions are not considered income to the NEO and are excluded from the Summary Compensation Table below.

We only allow use of aircraft chartered by the Company for trips related to the Company's business.

We do not provide tax reimbursements to employees, except for reimbursement of certain relocation costs.

Risk Management And Executive Compensation

Our executive compensation program does not provide an incentive for excessive risk-taking for the following reasons:

•	Base salary is a fixed amount;

•	Annual cash incentives are limited and based on achievement of a plan approved by the Board;

•	Stock awards are limited in amount and vest over a three-year period; and

•	All awards are subject to our final approval.

We performed an assessment to determine whether the risks arising from our 2016 compensation policies and practices are likely to have a material impact on the Company.  Our assessment reviewed material elements of executive and non-executive compensation.  We concluded these policies and practices do not create risk that is reasonably likely to have a material adverse effect on the Company.

* * * *
Executive Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on this review and discussion, we have recommended to the Board that the Compensation Discussion and Analysis be included in the Company's Proxy Statement relating to the Annual Meeting and in the Company's Annual Report on Form 10-K for the year ended September 25, 2016.

The Executive Compensation Committee

Herbert W. Moloney III, Chairman
Brent Magid
William E. Mayer

Summary Compensation Table

The following table summarizes the 2016, 2015 and 2014 compensation of the NEOs:

(Dollars)	Year	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
(1)			(2)	(2)	(3)	(4) (5)
Mary E. Junck	2016	696,859	612,000	—	557,450	27,437	1,893,746
Executive Chairman	2015	900,000	726,000	—	675,000	11,595	2,312,595
	2014	900,000	722,000	—	1,150,000	55,705	2,827,705

Kevin D. Mowbray	2016	639,764	276,300	—	402,000	16,860	1,334,924
President and Chief Executive Officer	2015	542,000	177,025	—	203,250	14,905	937,180
	2014	512,500	180,500	—	128,125	13,450	834,575

Ronald A. Mayo(6)	2016	504,167	61,200	—	194,100	1,575	761,042
Vice President, Chief Financial Officer and Treasurer	2015	197,917	142,500	—	74,220	55,443	470,080
	2014	—	—	—	—	—	—

Michael R. Gulledge(7)	2016	335,000	18,360	—	90,200	12,881	456,441
Vice President - Advertising Sales Leadership	2015	—	—	—	—	—	—
	2014	325,000	79,420	—	44,688	8,500	457,608

James A. Green(8)	2016	340,000	26,775	—	74,320	8,328	449,423
Vice President - Digital	2015	323,334	80,300	—	76,394	7,862	487,890
	2014	—	—	—	—	—	—

(1)
The NEOs include the principal executive officer, principal financial officer and the three other most highly compensated executive officers who were serving as executive officers at September 25, 2016.

(2)
Stock and option awards are granted at a price equal to the fair market value on the date of grant. Information with respect to stock awards granted to the NEOs is reflected in “Outstanding Equity Awards at September 25, 2016” below.

(3)	Includes discretionary amounts paid under the annual cash incentive plan.

(4)
Includes matching contributions made to the Company's Retirement Account Plan and Non-Qualified Plan during the year. To the extent qualifying compensation was not received during the year, such as certain non-equity incentive plan compensation, the related matching contribution may be reported in a subsequent year.

(5)
The Lee Foundation, an affiliate of the Company, matches on a dollar-for-dollar basis up to $5,000 annually, charitable contributions made by NEOs to qualifying organizations. Such matching contributions are not considered compensation of the NEO.

(6)	Mr. Mayo joined the Company in May 2015 and in June 2015 was appointed the Company's principal financial officer.

(7)	Mr. Gulledge was not an NEO in 2015.

(8)	Mr. Green was not an NEO in 2014.

The Compensation Disclosure and Analysis above more fully describes our executive compensation program and the decisions made by the ECC.

Grants Of Plan-Based Awards

The following table summarizes information related to 2016 grants of equity compensation under the LTIP and the Incentive Compensation Program for the CEO, and under the LTIP for the other NEOs.

(Dollars, Except Share Data)	2016 Grant Date	All Other Stock Awards: Number of Shares of Stock	2016 Grant Date Fair Value of Stock Awards

Mary E. Junck	12/11/2015	400,000	612,000
Kevin D. Mowbray	12/11/2015	60,000	91,800
	2/19/2016	150,000	184,500
Ronald A. Mayo	12/11/2015	40,000	61,200
Michael R. Gulledge	12/11/2015	12,000	18,360
James A. Green	12/11/2015	17,500	26,775

In 2015 and 2014, grants to the NEOs were reported in timely filings with the SEC. In December 2016, the ECC made grants to the NEOs, including Stock Awards to the Executive Chairman and the CEO, that were also reported in timely filings with the SEC.

Outstanding Equity Awards At September 25, 2016

The following table summarizes outstanding equity awards to the NEOs as of September 25, 2016:

(Dollars, Except Share Data)	Number of Securities Underlying Unexercised Options		Option Awards		Restricted Common Stock Awards
			Exercise Price	Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested
	Exercisable	Unexercisable
		(1)				(2)
Mary E. Junck
2016 Stock Award					400,000	1,488,000
2015 Stock Award					200,000	744,000
2011 Options	165,000	—	2.57	9/28/2020
Kevin D. Mowbray
2016 Stock Awards					210,000	781,200
2015 Stock Award					48,500	180,420
2014 Stock Award					50,000	186,000
2012 Options	80,000	—	1.13	4/30/2022
2011 Options	55,800	—	2.57	9/28/2020
Ronald A. Mayo
2016 Stock Award					40,000	148,800
2015 Stock Award					43,445	161,615
Michael R. Gulledge
2016 Stock Award					12,000	44,640
2015 Stock Award					22,000	81,840
2014 Stock Award					22,000	81,840
2012 Options	133,415	—	1.49	9/20/2022
2012 Options	10,000	—	1.13	4/30/2022
2011 Options	36,800	—	2.57	9/28/2020
James A. Green
2016 Stock Award					17,500	65,100
2015 Stock Award					22,000	81,840
2014 Stock Award					22,000	81,840
2013 Options	51,250	—	1.20	3/1/2023

(1)
Options, which have a term of ten years, vest over a three year period. In the first year, 30% is vested. In the second year, an additional 30% is vested. In the third year, the remaining 40% is vested. Reload options, if any, vest one year from the date of the grant and have a term equal to the remaining term of the options exercised.

(2)	Based on closing market price of $3.72 on September 23, 2016.

Option Exercises And Stock Vested

No Stock Awards to any NEO vested in 2016 and no NEO exercised option awards in 2016.

Non-Qualified Deferred Compensation

The following table summarizes information related to 2016 activity in the Non-Qualified Plan for the NEOs.

(Dollars)	NEO Contributions	Company Contributions	Aggregate Earnings	Distributions	Aggregate Balance at September 25, 2016
	(1)	(2)	(3)		(4)
Mary E. Junck	123,936	22,137	146,445	—	1,370,744
Kevin D. Mowbray	28,901	11,560	190	—	145,230
Ronald A. Mayo	3,969	1,445	3	—	5,417
Michael R. Gulledge	13,982	2,481	10,493	—	129,952
James A. Green	7,236	2,895	1,077	—	17,784

(1)	Amounts included in total compensation in the Summary Compensation Table under “Salary”.

(2)	Amounts included in total compensation in the Summary Compensation Table under “All Other Compensation”.

(3)	Earnings are based on the performance of investments selected by the NEO.

(4)	Amounts include compensation to the NEO in the form of Company contributions prior to 2015.

For those NEOs continuing to participate in the Non-Qualified Plan in 2016 and thereafter, withdrawals are permitted following termination of employment. Employee contributions are limited to 45% of salary and bonus compensation. See “Primary Benefits” above for additional information with regard to the Non-Qualified Plan.

Change Of Control, Employment And Other Agreements

In 2015, we entered into amended and restated employment agreements between the Company and eight senior executive officers, including all of our NEOs, which entitle these executives to severance and other benefits upon termination without cause or for good reason that becomes effective only upon a change of control. We approved new agreements because we believe they better align our agreements with general industry change of control and employment agreements.

A change of control is defined to include certain mergers and acquisitions, liquidation or dissolution of the Company, changes in the membership of the Company's Board and acquisition of 15% of the outstanding stock of the Company for the purpose of changing the control of the Company. The new agreements supersede agreements originally entered into in 1998 and amended and restated in 2008, and provide substantially lower benefits upon a change of control.

Absent a change of control, the agreements do not require the Company to retain the executives or to pay them any specified level of compensation or benefits, and they remain employees at will.

The agreements extend for two years from the date of signature. On each annual anniversary date of the agreements (each a “Renewal Date”), the change of control period will be automatically extended so as to terminate two years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company gives notice to the executive that the change of control period will not be extended.

The agreements are subject to the following triggers:

•	The agreements become effective and the protective features vest upon a change of control or if an executive's employment is terminated as a consequence of such event.

•
The agreements provide that each executive is to remain an employee for a two-year period following a change of control of the Company unless the executive resigns for good reason or is terminated for cause, each as defined in the agreement.

Under the agreements, a termination pursuant to the terms of the change of control agreement triggers the following compensation and benefits for the executives:

Employment Period Benefits

 During the two-year employment period, the executives are entitled to:

•	An annual base salary, payable monthly in an amount at least equal to their highest monthly base salary during the year prior to the change of control;

•	An annual bonus, payable in a lump sum within 75 days following each fiscal year in an amount at least equal to their highest annual bonus in the three years prior to the change of control;

•	Continued participation in the Company's incentive, savings, retirement and welfare benefit plans; and

•
Payment of expenses and fringe benefits (including office and support staff, tax and financial planning services, applicable club dues and use of an auto and related expenses) to the extent paid or provided to such executive immediately prior to the change of control or to other peer executives of the Company.

Benefits Upon Termination

If the executive's employment is terminated during the two-year employment period other than for cause, death or disability, or the executive terminates employment for good reason, the executive will be entitled to the following benefits:

•	All accrued and unpaid annual base salary and annual bonus for the prior fiscal year payable in a lump sum within 30 days of termination;

•	A lump sum severance payment equal to the amount corresponding to the executive's title set fourth in the following table:

•	Executive Chairman and CEO 3x annual base salary and highest recent annual bonus

•	Vice Presidents 1x annual base salary and highest recent annual bonus

•
A payment equal to the payment multiple above of the Company's average annual contributions on behalf of the executive under all defined contribution plans maintained by the Company during the three-year period immediately preceding the termination;

•	Any legal fees and expenses incurred by the executive in asserting legal rights in connection with the agreement; and

•	Continued welfare benefits for the period equal to the multiple of their base salary payable plus certain outplacement services.

Under the agreements, termination for cause means termination of the executive's employment due to the (1) willful and continued failure of the executive to perform substantially the executive's duties with the Company or one of its affiliates, or (2) the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

Good reason means actions taken by the Company that result in a material negative change in the employment relationship, including a detrimental change in responsibilities, a reduction in salary or benefits or a relocation of office, as described in the agreement.

Excise Tax Cap on Payments

To reduce the impact of any excise tax imposed on the executive related to the change of control, the agreements also require the Company to cap the overall value of payments if such reduction results in a larger net after-tax payment than would result if such payments were not capped and subject to an excise tax.

Other Provisions

For a period of one year after the agreements become effective, the executives are restricted from:

•	Disclosing the confidential information of the Company and its affiliates;

•	Competing against the Company and its affiliates;

•	Soliciting the customers of the Company and its affiliates; and

•
Soliciting the employees of the Company and its affiliates for employment and hiring them, unless the employee is responding to employment advertising of a general nature or unless approved by the President of the Company in advance.

There is no requirement in the agreements that the executives execute a release of claims in favor of the Company and its affiliates.

Acquirer's Obligations

The agreements mandate that the Company require an acquirer to assume and satisfy the Company's obligations under the agreements.

Equity Awards

The Company's LTIP was amended to provide that, if a change of control occurs, for early vesting and exercise and issuance or payment will be subject to a "double-trigger" for the following awards to executives (subject to certain limits):

•	Awards of restricted Common Stock;

•	Stock options and stock grants; or

•	Amounts payable instead of such issuance in a lump-sum payment within 30 days of surrender of such stock options to the Company.

Generally, vesting and payment will not occur if replacement awards equal in value and vesting terms are granted to the affected executive in connection with the change of control, unless the executive is thereafter terminated within the specified protection period.

Potential Payments Upon Termination Or Change Of Control

The following summarizes information as of September 25, 2016 related to estimated potential cash payments upon a change of control to the NEOs. Amounts in the table do not reflect income tax benefits that may be realized by the Company. The estimated payments also make assumptions as to whether certain discretionary bonus payments made to NEOs are qualifying annual incentive plan payments under the agreements.

(Dollars)	Estimated Net Present Value of Change of Control Severance and Benefits

Mary E. Junck	3,660,002
Kevin D. Mowbray	4,336,652
Ronald A. Mayo	843,599
Michael R. Gulledge	479,940
James A. Green	482,390

Compliance With Section 162(m)

Section 162(m) limits the deductibility of executive compensation paid by publicly held companies to certain of their executive officers to $1,000,000 per year, but contains an exception for performance-based compensation. While our general policy is to structure our compensation programs to preserve the deductibility of most compensation paid to the Company's executive officers, we periodically authorize payments that may not be deductible if we believe such payments are in the best interests of both the Company and its stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have adopted procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant involving an amount in excess of $120,000, and a related person has a direct or indirect material interest. Under SEC rules, a related person is a director, nominee for director, executive officer, owner of more than 5% of our Common Stock or immediate family member of any of the above. On an annual basis, each director, nominee for director and officer and certain 5% or greater stockholders are required to complete a Director and Officer Questionnaire that requires disclosure of any transactions with us in which a related person has a direct or indirect material interest. Our general counsel is primarily responsible for the development and implementation of procedures and controls to obtain information from these related persons. The charter of our Audit Committee provides that the Audit Committee is responsible for review, approval or ratification of related-person transactions. Though we have no written policy, it is the practice of our Audit Committee to approve such transactions only if it deems them to be in the best interests of the Company. When considering a transaction, the Audit Committee will review all relevant factors, including our rationale for entering into a related-person transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to the Company as would be the case were the transaction entered into with a third party, and potential for an actual or apparent conflict of interest. The Audit Committee reports its findings to the Board.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is currently comprised of four directors who are not officers or employees of the Company. All members are independent under rules of the NYSE and the SEC. The Board has established a written charter for the Audit Committee.

The Audit Committee held six meetings in 2016. The meetings were designed to facilitate and encourage private communication between the Audit Committee, management, our internal auditors and our independent registered public accounting firm.

During these meetings, the Audit Committee reviewed and discussed the annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm, and the effectiveness of our internal control over financial reporting. The Audit Committee believes that management maintains an effective system of internal control over financial reporting. Based on its review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for filing with the SEC for the year ended September 25, 2016, including any applicable amendments thereto.

The discussions with the independent registered public accounting firm also included the matters required by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T regarding "Communications with Audit Committees". The Audit Committee received from the independent registered public accounting firm written disclosures and the letter required by PCAOB Rule 3600T regarding "Independence Discussions with Audit Committees". This information was discussed with the independent registered public accounting firm. The Audit Committee considered whether the non-audit services provided by the independent registered public accounting firm to us are compatible with maintaining auditor independence.

The Audit Committee

Brent Magid, Chairman
Nancy S. Donovan
Leonard J. Elmore
Herbert W. Moloney III

Each member of the Audit Committee meets the current financial literacy requirements of the NYSE. Our Board has determined that Mr. Magid meets the requirements of an audit committee financial expert, as defined by the SEC, and all Audit Committee members meet the NYSE's definition of an independent director.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG has served as our independent registered public accounting firm since 2008. Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from stockholders.

For 2016 and 2015, KPMG performed the following professional services and received, or will receive, fees in the amounts indicated.

(Dollars)	2016	2015

Audit fees	1,104,500	1,200,500
Audit-related fees	—	5,000
	1,104,500	1,205,500

Services Provided By KPMG

All services rendered by KPMG are permissible under applicable laws and regulations. The Audit Committee reviewed and pre-approved all services related to the fees listed in the above table in accordance with our Policy Regarding the Approval of Audit and Non-Audit Services by Independent Public Accountants ("Policy"). Under the Policy, Audit Committee pre-approval includes audit services, audit-related services, tax services, other services and services exceeding the pre-approved cost range. In some instances, pre-approval is provided by the full Audit Committee for up to a year with any such pre-approval relating to a particular defined assignment or scope of work and subject to a specific defined budget. In other instances, the Audit Committee may delegate pre-approval authority of additional services to one or more designated members with any such pre-approval reported to the Audit Committee at its next scheduled meeting. Any pre-approved service requires the submission of an engagement letter or other detailed back-up information. Pursuant to rules of the SEC, the fees paid to KPMG for services are disclosed in the table above under the categories described below, as applicable.

Audit Fees - Fees for professional services for the audit of our Consolidated Financial Statements, review of financial statements included in our quarterly Form 10-Q filings, attestation reporting on the effectiveness of our internal control over financial reporting, and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees - Fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This includes due diligence related to mergers and acquisitions, preparation of comfort letters related to financing or other transactions, attestations that are not required by statute or regulation, and consulting related to financial accounting or reporting standards.

Tax Fees - Fees for professional services with respect to tax compliance and advice and planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, tax audit assistance and tax work stemming from audit-related matters. We also engage the services of other accounting firms and law firms for such services. Fees paid to such firms are not reflected in the table above except to the extent KPMG is engaged directly by such firms to perform services on behalf of the Company.

All Other Fees - Fees for other permissible work that does not meet the above category descriptions.

These services are actively monitored both as to spending level and work content by the Audit Committee to maintain the appropriate objectivity and independence in our independent registered public accounting firm's core work, which is the audit of our Consolidated Financial Statements.

The Audit Committee has designated KPMG as its independent registered public accounting firm for purposes of auditing our Consolidated Financial Statements for the year ending September 24, 2017.

* * * *

The Executive Compensation Committee Report and Report of the Audit Committee set forth above shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 ("Securities Act") or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate such reports by specific reference. In addition, these Reports shall not be deemed to be filed under either the Securities Act or the Exchange Act.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors to file initial reports of ownership and reports of changes in that ownership with the SEC. Specific due dates for these reports have been established and we are required to disclose in our Proxy Statement any failure to file by these dates in 2016.

Based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all filing requirements applicable to our executive officers and directors were satisfied with one exception. Due to an administrative error by the Company in processing tax withholding upon the vesting of Mr. Schermer’s Stock Award at the time of his retirement in September 2016, he had a late filing on Form 4.

KEVIN D. MOWBRAY

APPENDIX A

AMENDED AND RESTATED LEE ENTERPRISES, INCORPORATED
1996 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
Effective February 22, 2017

1. Purposes

The purpose of the Amended and Restated 1996 Stock Plan for Non-Employee Directors (the “Plan”) of Lee Enterprises, Incorporated (the “Company”) is to promote the interests of the Company and its stockholders by (i) encouraging non-employee directors to own shares of the Company’s Common Stock and thereby link their interests more closely with the interests of the other stockholders of the Company; (ii) attracting and retaining non-employee directors of outstanding ability; (iii) providing incentive compensation opportunities which are competitive with those of other major corporations; and (iv) enabling such directors to participate in the long-term growth and financial success of the company.

2. Definitions

The following definitions shall be applicable throughout the Plan:

“Administrator” -- means the Chief Executive Officer of the Company.

“Award” - means a grant of Common Stock under Section 7 of the Plan.

“Board of Directors” - means the Board of Directors of the Company.

“Cash Compensation” - means annual retainer, fees payable for serving as Chairman of the Board of Directors or of a committee of the Board or for attending any meetings of the Board or any committee thereof, per diem consultation fees or other compensation payable as a non-employee director of the Company.

“Code” - means the Internal Revenue Code of 1986 as amended from time to time.

“Common Stock” - means the common stock of Lee Enterprises, Incorporated, $0.01 par value.

“Company” - means Lee Enterprises, Incorporated, a Delaware corporation, including any and all subsidiaries.

“Exchange Act” - means the Securities Exchange Act of 1934 as amended from time to time.

“Participant” - means a non-employee director of the Company who has been granted an Award.

3. Effective Date and Duration of the Plan

The Plan shall become effective upon approval by the Company’s stockholders at the Annual Meeting of Stockholders to be held on February 22, 2017 or any adjournment thereof. The Plan shall terminate at such time as may be determined by the Administrator, and no Awards shall be granted after such termination.

4. Administration

(a) Administrator. The Plan shall be administered by the Administrator subject to the restrictions set forth in the Plan. Before any Awards are granted, the Administrator may require Participants to execute any agreements that the Administrator, in his or her discretion, shall reasonably require.

(b) Powers. Subject to the provisions of the Plan, the Administrator shall have the full power, discretion, and authority to interpret and administer the Plan in a manner which is consistent with the Plan’s provisions, but shall have no authority with respect to the selection of directors to receive awards, the number of shares subject to the Plan or each grant thereunder, or the price or timing of Awards to be made except as provided in Section 9. The Administrator shall have no authority to increase materially the benefits under the Stock Plan.

(c) Decisions Binding. All determinations and decisions made by the Administrator according to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Participants, their estates and beneficiaries, and the Company and it stockholders and employees.

5. Common Stock Awards; Shares Subject to the Plan

(a) Stock Grant Limit. Awards will be granted to Participants in the Plan in accordance with the provisions of Section 7 below. Subject to Section 8 below, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 354,054 shares. Shares of Common Stock shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award.

(b) Stock Offered. The Common Stock to be granted constituting an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company.

6. Eligibility

Awards may be granted only to directors of the Company who, at the time of grant, are not employees of the Company or of any subsidiary of the Company. Awards may not be granted to any person who is an employee of the Company or of any subsidiary of the Company.

7. Common Stock Awards

(a) Annual Awards of Common Stock. Beginning on June 1, 2010, and annually on the first business day of June of each year thereafter, Participant shall automatically be granted an Award of 10,000 shares of Common Stock (the "Annual Award"), as adjusted according to Sections 7(c) and 8 below. A Participant who is elected by the Board of Directors to fill a vacancy or newly created directorship between annual meetings of stockholders shall automatically receive an Annual Award on the earlier of the first business day of the fourth month after taking office or the last business day of the year in which he or she took office, provided, however, that any Participant who is elected to the Board of Directors to fill such a vacancy shall receive only one Annual Award per fiscal year.

(b) Payment for Stock. A Participant shall not be required to make any payment for Common Stock received pursuant to this Plan, except to the extent otherwise required by law.

(c) Fair Market Value. Notwithstanding subsection (a) above, the fair market value of an Annual Award based on the closing price on the Date of Grant made under this Section shall not exceed the annual cash retainer payable to the Participant by the Company.

(d) Holding Requirement. Any Annual Award made under this Section shall be held by such Participant for a minimum of ten (10) years, unless such Participant retires, resigns or dies while holding the position of director prior to satisfying this holding requirement.

8. Change in Capital Structure

In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change, or any distributions to the holders of Common Stock other than cash dividends, the Administrator shall make such substitution or adjustment, if any, as he or she deems to be equitable to accomplish fairly the purposes of the Plan and to preserve the intended benefits of the Plan to the Participants and the Company, as to the number, including the number specified in Section 5(a) above, or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan, including the number of outstanding shares of Common Stock.

9. Amendment, Modification and Termination

The Administrator may amend, suspend or terminate the Plan as he or she shall deem advisable or to comply with changes in the Code, the Employee Retirement Income Security Act of 1974, or the rules thereunder, but may not amend the Plan without further approval of the stockholders if such approval is required by law. Adjustments shall be made in the number and kind of shares subject to the Plan as provided in Section 8 above.

10. Miscellaneous

(a) No Right to an Award. Neither the adoption of the Plan or any action of the Administrator shall be deemed to give a director a right to an Award or any other rights hereunder except as may be evidenced by an Award duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth herein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the payment of any Award.

(b) No Employment Rights Conferred. Nothing contained in the Plan shall (i) confer upon any director any right with respect to continuation of service or nomination for reelection as a director with the Company or (ii) interfere in any way with the right to remove a director from office at any time for cause as provided in the Company’s Restated Certificate of Incorporation.

(c) Other Laws; Withholding. The Company shall not be obligated to issue any shares of Common Stock until there has been compliance with such laws and regulations as the Company may deem applicable. No fractional shares of Common Stock shall be delivered. The Company shall have the right to collect cash from Participants in an amount necessary to satisfy any federal, state or local withholding tax requirements. A Participant may elect to satisfy tax withholding requirements, in whole or in part, by having the Company withhold shares of Common Stock to satisfy the amount of taxes required to be withheld.

(d) Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(e) Additional Compensation. Shares of Common Stock granted under the Plan shall be in addition to any Cash Compensation payable to a Participant as a result of his or her service as a non-employee director of the Company.

(f) Requirements of Law. The granting of Awards under the Plan shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

(g) Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to conflict of law principles.

(h) Securities Law Compliance. With respect to any Participant subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act, regardless of whether the conditions are expressly set forth in the Plan. To the extent any provision of the Plan or action by the Administrator fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Administrator.

APPENDIX B

LEE ENTERPRISES, INCORPORATED
AMENDED AND RESTATED
INCENTIVE COMPENSATION PROGRAM

1.	PURPOSE

The purpose of the Incentive Compensation Program (the “Program”) is to (i) pay annual bonus compensation and/or (ii) make incentive-based restricted stock awards to executives of Lee Enterprises, Incorporated (the “Company”) that constitute performance-based compensation, within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”). Compensation under the Program shall be paid for services performed during a fiscal year ending on the last Sunday in September.

2.	ADMINISTRATION

(a)
The Program shall be administered by the Executive Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). No member of the Committee shall be eligible to participate in the Program. The Committee shall be comprised of two or more members who are “outside directors” for purposes of Code Section 162(m)(A)(C)(i).

(b)
The Committee shall have the power and discretionary authority to adopt, amend and rescind any administrative guidelines, rules, regulations, and procedures deemed appropriate to the administration of the Program, and to interpret and rule on any questions relating to any provision of the Program. The Committee shall not take any action that would result in the payment of compensation under the Program to any participant who is a “covered employee” if such payment would not be “performance-based compensation,” within the meaning of Code Section 162(m), as reasonably determined by the Committee.

(c)	The decisions of the Committee shall be final, conclusive and binding on all parties, including the Company and participating employees.

(d)	The Board may from time to time amend, suspend or terminate the Program, in whole or in part.

3.	PARTICIPATION

Key executives of the Company who are from time to time designated by the Committee to be Participants shall be eligible to participate in the Program.

4.	PERFORMANCE GOALS

(a)
No later than ninety days after the beginning of each fiscal year, the Committee shall establish in writing (i) one or more Performance Goals (as defined below in section 4(d)) that must be attained in order for a participant to receive an award of compensation under the Program for the fiscal year and (ii) the amount of the award to be paid upon attainment of the Performance Goals. The Committee shall have the discretion to revise the amount to be paid or awarded upon the attainment of Performance Goals solely for the purpose of reducing or eliminating the amount of the award otherwise payable upon attainment of these goals.

(b)
The maximum individual annual cash award for any fiscal year shall be equal to 200 percent of the annual base salary of the participant as of the last day of the fiscal year. Notwithstanding, in no event may a participant’s maximum cash award hereunder exceed two million dollars for any fiscal year.

(c)	The maximum incentive-based restricted stock award for any fiscal year shall not exceed 500,000 shares of Common Stock of the Company.

(d)
A “Performance Goal” is a nondiscretionary performance goal established in writing by the Committee; it must be based exclusively on one or more of the following business criteria: net earnings, Pro-forma Adjusted EBITDA, customer satisfaction, revenue, financial growth, operating income, return and margin ratios, market performance, or total shareholder return. Performance Goals may not be changed once established by the Committee, except that the Committee retains discretion to reduce or eliminate an award as described in section 4(a) above. Performance Goals must be measurable and quantifiable. Performance Goals may be particular to an individual participant or to a division, department, branch, line of business, subsidiary or other unit, or based upon the performance of the Company generally. Performance Goals may vary from participant to participant and from fiscal year to fiscal year.

(e)
Notwithstanding any other provision of this Program, the Committee shall have the discretion to award compensation under this Program regardless of the attainment of a Performance Goal on account of participant’s death or termination of employment on account of a long term disability, as determined by the Committee.

5.	DETERMINATION OF AWARDS

Prior to the payment of any award under this Program, the Committee shall certify in writing that Performance Goals have been attained. No payment shall be made under the Program in the absence of such certification; however, the attainment or failure to attain Performance Goals under this Program shall have no effect on payment of compensation to a participant under any other plan, program, agreement, or arrangement, including discretionary payments, on the basis of goals or criteria separate from the business criteria set forth in section 4(d) above.

6.	COMMUNICATION

Participants shall be advised in writing of their participation in the Program and of the Performance Goals applicable to their awards.

7.	PAYMENT OF AWARDS

Cash and incentive-based restricted stock awards shall be payable as soon as practicable after the certification of the attainment of the Performance Goals, as described above in section 5; provided, however, that payment or grant of part or all of any award may be deferred in the discretion of the Committee or deferred in accordance with the terms of any deferred compensation arrangement applicable to a participant.

8.	EFFECTIVE DATE OF PROGRAM

The Program, as amended and restated herein, shall be effective as of December 7, 2016, subject to approval by a majority of stockholders at the 2017 Annual Meeting of the Company. The Program shall continue until terminated by the Board.

9.	MISCELLANEOUS

(a)
To the extent that the Program provides for any deferral of compensation, it is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

(b)	Participants are unsecured general creditors, with no secured or preferential right to any assets of the Company or any other party for payment of benefits under this Program.

(c)
A participant shall have no right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable under the Program. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a participant or any other person, nor be transferable by operation of law in the event of a participant’s or any other person’s bankruptcy or insolvency.

(d)	The Program shall not constitute a contract of employment between the Company and any participant.

(e)	The Company shall have the right to deduct from all amounts paid under the Program any taxes required by law or other amounts authorized by the participant to be withheld therefrom.

(f)	The Program shall, upon its effectiveness, supersede and replace the annual incentive bonus program heretofore in effect.

(g)	The Program shall be construed and interpreted according to the laws of the State of Delaware, except as preempted by federal law, and without regard to conflict of law principles.

APPENDIX C

NON-GAAP FINANCIAL INFORMATION

Pro-forma Adjusted EBITDA of the Company is a non-GAAP (Generally Accepted Accounting Principles) financial measure. No non-GAAP financial measure should be considered as a substitute for any related GAAP financial measure. However, the Company believes the use of non-GAAP financial measures provides meaningful supplemental information with which to evaluate its financial performance.

The table below reconciles 2016 Pro-forma Adjusted EBITDA to net income, the most directly comparable measure under GAAP.

(Thousands of Dollars)	Amount

Net Income	36,019
Adjusted to exclude
Income tax expense	22,176
Non-operating expenses, net	45,802
Equity in earnings of TNI and MNI	(8,533)
Loss (gain) on sale of assets, net	(3,139)
Impairment of intangible and other assets	2,185
Depreciation and amortization	43,441
Workforce adjustments	1,825
Add
TNI and MNI Adjusted EBITDA (100%)	28,753
Pro-forma Adjusted EBITDA*	168,529

*Pursuant to SEC pronouncements on the use of non-GAAP financial measures, the term "Pro-forma Adjusted EBITDA" replaces operating cash flow. The definition and computations are identical.

The table below reconciles 2016 total cash costs excluding unusual matters to operating expenses, the most directly comparable measure under GAAP.

(Thousands of Dollars)	Amount

Operating expenses	518,900
Depreciation and amortization	(43,441)
Gain on sales of assets, net	3,139
Impairment of intangible and other assets	(2,185)
Total cash costs	476,413
Workforce adjustments	1,825
Total cash costs, excluding workforce adjustments	474,588

Shareowner Services™ P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET - www.proxypush.com/lee
Use the Internet to vote your proxy until 11:59 p.m. (CST) on February 21, 2017.

PHONE - 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CST) on February 21, 2017.

MAIL - Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

The Board of Directors Recommends a Vote FOR Items 1, 2, 3, 4, and 5 and 3 Years for Item 6.

i	Please detach here	i

1.	To elect three directors for terms of three years:	01	Nancy S. Donovan	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
		02	Leonard J. Elmore
		03	Brent Magid
	To elect one director for a term of one year:	04	Richard R. Cole

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the selection of KPMG LLP as the Company's independent registered public accounting firm.	☐ For ☐ Against ☐ Abstain
3.	To consider and act upon a proposal to amend the Amended and Restated 1996 Stock Plan for Non-Employee Directors.	☐ For ☐ Against ☐ Abstain
4.	To consider and act upon a proposal to amend the Amended and Restated Incentive Compensation Program.	☐ For ☐ Against ☐ Abstain
5.	To approve, by non-binding vote, the Company's compensation of its named executive officers.	☐ For ☐ Against ☐ Abstain
6.	To recommend, by non-binding vote, the frequency of advisory votes on the Company's compensation of its named executive officers.	☐ 3 Years ☐ 2 Years ☐ 1 Year ☐ Abstain

THIS PROXY when properly executed will be voted as directed or, if no direction is given and on such other business as may properly come before the Annual Meeting or any adjournment thereof, will be voted as the Board recommends or otherwise determines in its discretion.

Date ______________________

Signature(s) in Box

PLEASE SIGN exactly as your name(s) appear(s) on the
Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corpo-rations should provide full name of corporation and title of authorized officer signing the proxy.

LEE ENTERPRISES, INCORPORATED

ANNUAL MEETING OF STOCKHOLDERS

February 22, 2017
9:00 a.m. (CST)

Lee Enterprises Corporate Offices
201 N. Harrison St.
Fourth Floor
Davenport, IA 52801

201 N. Harrison St., Suite 600 Davenport, IA 52801	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on February 22, 2017.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3, 4, and 5 and 3 Years for Item 6.

By signing the proxy, you revoke all prior proxies and appoint Mary E. Junck and Herbert W. Moloney III, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments.

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/lee	1-866-883-3382	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
Use the Internet to vote your proxy until 11:59 p.m. (CST) on February 21, 2017.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CST) on February 21, 2017.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.